UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MSCI Inc.

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MSCI Inc.

7 World Trade Center

250 Greenwich Street, 49th Floor

New York, New York 10007

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 11, 2017 AT 2:30 P.M., Eastern Time

March 24, 2017

Fellow Shareholder:

I cordially invite you to attend MSCI Inc.’s 2017 annual meeting of shareholders to be held via the internet through a virtual web conference at www.virtualshareholdermeeting.com/MSCI2017 on May 11, 2017 at 2:30 P.M., Eastern Time, and any adjournments or postponements thereof, for the following purposes:

1.	To elect the members of our Board of Directors (“Board”);

2.	To approve, by non-binding vote, our executive compensation, as described in these proxy materials;

3.	To conduct a non-binding vote on the frequency of future advisory votes to approve executive compensation;

4.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor; and

5.	To transact such other business as may properly come before our 2017 annual meeting of shareholders and any adjournments or postponements thereof.

Our Board of Directors recommends that you vote “FOR” the election of the directors, the approval, on an advisory basis, of our executive compensation and the ratification of the appointment of our independent auditor, and “EVERY YEAR” for the advisory vote on the frequency of future advisory votes on executive compensation.

We are once again pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules that allow us to furnish our proxy materials over the internet. As a result, we are mailing to many of our shareholders the Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials, including this proxy statement (the “Proxy Statement”), and our annual report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report on Form 10-K”). The Notice of Internet Availability of Proxy Materials contains instructions on how to access this Proxy Statement (including the proxy card) and our 2016 Annual Report on Form 10-K over the internet, how to request a paper or email copy of these materials and how to vote by mail or via the internet. We believe that posting the proxy materials on the internet expedites shareholders’ receipt of the information that they need, while lowering our costs of printing and delivery and reducing the environmental impact of our annual meeting of shareholders.

Our Board of Directors has fixed the close of business on March 15, 2017 as the record date for determining the shareholders entitled to notice of, and to vote at, our 2017 annual meeting of shareholders. The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders of record beginning on or about March 24, 2017. These proxy materials are being made available beginning on or about March 24, 2017.

As a shareholder of MSCI Inc., your vote is important. Whether or not you plan to attend our 2017 annual meeting of shareholders, it is important that you vote as soon as possible to ensure that your shares are represented. For information on how to vote by mail, telephone, or via the internet, please refer to the question “How do I vote my shares?” in Annex A, the Proxy Statement Summary, the proxy card, or the Notice of Internet Availability of Proxy Materials distributed to you on or about March 24, 2017.

Thank you for your support of MSCI Inc.

Very truly yours,

Henry A. Fernandez
Chairman and Chief Executive Officer

Other Matters	75
Certain Transactions	75
Related Person Transactions Policy	75
Other Business	77

Annex A: Frequently Asked Questions	A-1

Annex B: Reconciliations of Non-GAAP Financial Measures and Supplemental Information Regarding Aggregate Retention Rate and Run Rate	B-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 11, 2017. Our Proxy Statement and our 2016 Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available without charge at www.proxyvote.com. Information contained on the website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING INFORMATION

Date: May 11, 2017 Time: 2:30 P.M., Eastern Time	Held via the internet through a virtual web conference at www.virtualshareholdermeeting.com/MSCI2017

Voting:

•       Shareholders as of the record date, March 15, 2017, are entitled to vote.

•       Your broker will not be able to vote your shares with respect to any of the matters presented at the meeting, other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

Even if you plan on attending our virtual meeting on May 11, 2017, please vote as soon as possible before the meeting by:
INTERNET

Go to www.proxyvote.com. Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 10, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

PHONE

1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2017. Have your proxy card in hand when you call and then follow the instructions.

MAIL	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ANNUAL MEETING AGENDA AND VOTING RECOMMENDATIONS

Proposal No.	Proposal	Board Voting Recommendation
1	Election of Directors	FOR EACH DIRECTOR NOMINEE
2	Advisory Vote to Approve Executive Compensation (Say-on-Pay)	FOR
3	Advisory Vote on Frequency of Future Advisory Votes to Approve Executive Compensation	EVERY YEAR
4	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

PROPOSAL 1: DIRECTOR NOMINEES

✓	The Board recommends a vote FOR each of these director nominees.

You are being asked to elect 12 directors. Each of our current directors is standing for election to hold office until the next annual meeting of shareholders or until the director’s earlier resignation, death or removal. Detailed information about each nominee’s background, skills and expertise can be found starting on page 7.

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Independent	AC	CC	NCG	SF
Henry A. Fernandez	58	2007	Chairman, CEO and President, MSCI Inc.					✓
Robert G. Ashe	58	2013	Former General Manager, Business Analytics, IBM Corp. (Formerly CEO of Cognos Inc.)	✓	✓			Chair
Benjamin F. duPont	53	2008	Founder and President, yet2.com	✓		Chair
Wayne Edmunds	61	2015	Former CEO, Invensys plc	✓	✓			✓
Alice W. Handy	68	2009	Founder and Chief Executive Officer, Investure	✓			✓
Catherine R. Kinney	65	2009	Former President, New York Stock Exchange	✓			Chair
Wendy E. Lane	65	2015	Chairman, Lane Holdings, Inc.	✓		✓
Jacques P. Perold	58	2017	Former President, Fidelity Management and Research Company	✓				✓
Linda H. Riefler	56	2007	Former Chairman of Global Research and Chief Talent Officer, Morgan Stanley	✓		✓		✓
George W. Siguler	69	2009	Co-Founder, Siguler Guff & Company	✓			✓
Patrick Tierney	71	2010	Former CEO, Harcourt Education Division of Reed-Elsevier	✓		✓
Rodolphe M. Vallee	56	2008	Chairman and CEO, R.L. Vallee, Inc.	✓	Chair

AC: Audit Committee

CC: Compensation and Talent Management Committee

NCG: Nominating and Corporate Governance Committee

SF: Strategy and Finance Committee

CORPORATE GOVERNANCE HIGHLIGHTS

Board Independence / Diversity		Board Meetings in Fiscal 2016
Independent director nominees	11 of 12	Full board meetings	10
Independent lead director	Rodolphe M. Vallee	Independent director-only sessions	6
Mandatory retirement age	72
Average tenure	6.1	Director Elections
Number of women on Board	4 of 12 (33%)	Frequency of board elections	Annual
		Voting standard for uncontested elections	Majority of votes cast
Evaluating and Improving Board Performance
Board evaluations	Annual	Aligning Director and Shareholder Interests
Committee evaluations	Annual	Director stock ownership guidelines	Yes
Orientation program for new Board members	Yes	Director equity grants	Yes

2016 FINANCIAL HIGHLIGHTS

REVENUE GROWTH

●	7.0% increase in operating revenues	●	9.7% increase in recurring subscription sales

●	9.8% increase in Index segment revenues	●	6.8% increase in Total Run Rate(2)

	OPERATIONAL EFFICIENCY		CAPITAL OPTIMIZATION

●	20.8% increase in operating income	●	Increased regular quarterly cash dividend to $0.28 per share

●	Full-year 2016 diluted EPS and adjusted EPS(1) increases of 33.0% and 30.6%, respectively	●	10% decrease in our outstanding share count through share repurchases

●	Effective tax rate decrease of 180 basis points	●	Returned $857 million in capital to shareholders

(1)	MSCI has presented supplemental non-GAAP financial measures as part of this Proxy Statement. Definitions of each non-GAAP measure are provided in Annex B. Annex B provides a reconciliation of each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this Proxy Statement should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this Proxy Statement are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.
(2)	See Annex B for definitions of operating metrics, including Run Rate.

PROPOSAL 2: COMPENSATION HIGHLIGHTS

✓	The Board recommends a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers (“NEOs”).

Our executive compensation program is designed to achieve the following key objectives:

•       link pay to performance;

•       encourage prudent decision-making and risk management; and

•       create a balanced focus on short-term and long-term performance and value creation.

Our executive compensation practices incorporate the following corporate governance best practices that protect the interests of our shareholders and are consistent with high standards of risk management:

What We Do	What We Don’t Do

✓        Emphasize variable compensation (CEO: 89%; other NEOs: 83%)

✓        Have formula-based annual cash incentives

✓        Equity awards subject to vesting requirements (generally three-year ratable for RSUs and three-year cliff for PSUs)

✓       Impose stock ownership guidelines and requirements on Executive Committee members, which includes all of our NEOs (CEO: 6x annual base salary; other NEOs: 3x annual base salary)

✓        Include clawback provisions in equity awards for executive officers

✓        Provide for double-trigger vesting upon a change in control

✓        Have restricted dividend equivalents on performance vesting awards that are only paid if and when the underlying award vests

✓       2016 CEO multi-year equity grant entirely in PSUs tied to multi-year TSR performance metrics focused on long-term shareholder value creation

✓       Multi-Year PSUs require additional holding of 50% of the net shares received for a one-year period after vesting

✓       Have an independent compensation consultant

X       Do not provide gross-ups to cover excise taxes

X       Do not have any employment agreements with our executive officers

X       Do not allow any employees, including all NEOs, to hedge or pledge the Company’s common stock or engage in short sales, purchases or sales of puts or calls and trading on a short-term basis in the Company’s common stock

X       Do not allow repricing of options or stock appreciation rights (“SARs”) awards without shareholder approval

X       Do not provide perquisites for NEOs or any other employees

X       Do not provide for “liberal” share recycling when shares are tendered or withheld to satisfy tax withholding obligations or as payment for an option exercise

Our Compensation Discussion and Analysis is on pages 34-57 and our Summary Compensation Table and other related tables and narrative discussion are on pages 59-68.

PROPOSAL 3: Frequency of Say-on-Pay: EVERY YEAR

✓	The Board recommends continuing our current practice of holding an advisory vote to approve executive compensation EVERY YEAR.

We value the opinion of shareholders. An annual say-on-pay vote will best reinforce our desire to communicate with shareholders and allow them to regularly express a view on the Company’s compensation policies and practices.

PROPOSAL 4: INDEPENDENT AUDITOR

✓	The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for 2017.

The Audit Committee reappointed PwC as our independent registered public accounting firm for 2017. The Audit Committee is asking our shareholders to ratify this appointment. Additional information about the Audit Committee’s appointment of PwC and PwC fees for fiscal 2016 and fiscal 2015 is found beginning on page 71.

One or more representatives of PwC will be present at the meeting and available to respond to appropriate questions.

CORPORATE GOVERNANCE

✓     PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Board currently has 12 directors. Each director stands for election at each annual meeting of shareholders and holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. All of the nominees presented below are directors of MSCI as of March 24, 2017. Other than Jacques P. Perold, who was appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”) to serve as a director beginning on March 6, 2017, all directors were elected at the 2016 annual meeting of shareholders. The Board believes that each of the nominees brings strong skills and experience to the Board, giving the Board as a group the appropriate skills needed to exercise its oversight responsibilities and advise management with respect to the Company’s strategic initiatives.

Each nominee has indicated that he or she is willing and able to serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board or the Board may elect to reduce its size.

Director Core Competencies

Our Board includes an appropriate mix of experience, tenure, diversity, leadership, skills and qualifications in areas of importance to the Company. Our directors have had senior leadership experience at various domestic and multinational companies. In these positions, they obtained diverse management skills, including strategic and financial planning, regulatory compliance, risk management and leadership development. A number of our directors also have experience serving on boards of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends. The Nominating Committee believes the following director qualifications and experiences are those most relevant to the Board’s oversight responsibilities. We strive to ensure that the Board includes a balance of the following qualifications and experiences:

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast at our 2017 annual meeting of shareholders is required to approve Proposal No. 1. Abstentions shall not be treated as votes cast.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL TWELVE NOMINEES NAMED BELOW.

PROXIES SOLICITED BY OUR BOARD WILL BE VOTED “FOR” THESE NOMINEES UNLESS OTHERWISE INSTRUCTED.

2017 Director Nominees

Chairman, CEO and President

Henry A. Fernandez (58). Mr. Fernandez has served as a director and Chairman of our Board since 2007 and as our Chief Executive Officer (“CEO”) and President since 1998. Before leading MSCI’s transition to becoming a fully independent, standalone public company in 2009, he was a Managing Director at Morgan Stanley, where he worked in emerging markets product strategy, equity derivative sales and trading, mergers and acquisitions, worldwide corporate finance and mortgage finance for U.S. financial institutions. Mr. Fernandez worked for Morgan Stanley from 1983 to 1991 and from 1994 to 2009. Mr. Fernandez holds a Bachelor of Arts in economics from Georgetown University, an M.B.A. from the Stanford University Graduate School of Business and pursued doctoral studies in economics at Princeton University.

Director since: 2007

Because Mr. Fernandez has been the CEO of the Company since 1998 and has been instrumental in the internal and external growth of the Company, the design and execution of the Company’s acquisitions both before and after its initial public offering (“IPO”) in 2007, including the acquisitions of Barra, LLC (formerly Barra, Inc.) in 2004, RiskMetrics Group, LLC (formerly RiskMetrics Group, Inc.) and Measurisk, LLC in 2010, IPD Group Limited, Inc. in 2012, Investor Force Holdings, Inc. in 2013, GMI Holdings Co. in 2014 and Insignis Inc. in 2015, he brings to the Board an unparalleled historical knowledge and depth of understanding of the Company and its businesses. The skills and experience that Mr. Fernandez acquired in founding two private equity investment firms and while working in various areas at Morgan Stanley have proven invaluable to the Company’s continued success following its IPO. These skills will remain vital to the continued success of the Company’s day-to-day operations, as well as the successful development and execution of its growth plans and competitive strategies. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Fernandez should be re-elected at our 2017 annual meeting of shareholders to continue to serve as a member of the Board.

Independent Director

Robert G. Ashe (58). Mr. Ashe retired from IBM Corporation (“IBM”) in January 2012, where he had most recently served as General Manager of Business Analytics from 2010 to 2012 and before that as General Manager of Business Intelligence and Performance Management since 2008, following IBM’s acquisition of Cognos Inc. (“Cognos”), a Canadian provider of business intelligence and performance management products. Mr. Ashe worked for Cognos from 1984 to 2008 holding various executive positions, including most recently President and Chief Executive Officer from 2004 to 2008, President and Chief Operating Officer from 2002 to 2004 and Chief Corporate Officer from 2001 to 2002, during a portion of which time he also served as Chief Financial Officer. He also held various Senior Vice President positions in Worldwide Field Operations, Products and Application Development Tools from 1996 to 2001. Prior to that, he held various Vice President roles within Product Development and Corporate Finance. Mr. Ashe holds a Bachelor of Commerce from the University of Ottawa. Mr. Ashe is also a Chartered Accountant in Canada.

Director since: 2013

Other Public Company Directorships: Halogen Software Inc. (February 2013-present), ServiceSource International, Inc. (March 2013-present) and Shopify Inc. (May 2015-present).

With nearly 30 years of experience in the technology sector, Mr. Ashe has led successful initiatives in product marketing, software development and revenue growth.

While at Cognos, he also executed strategic acquisitions and led the successful integration of Cognos following its acquisition by IBM. The Board believes that the experience Mr. Ashe has acquired during his career in the technology industry will provide the Board and management with valuable perspectives on the Company’s investment, organic growth and acquisition strategies. As a member of other public company boards and the former CEO of a public company, Mr. Ashe also brings to the Board additional insight with respect to the Board’s roles and responsibilities. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Ashe should be re-elected at our 2017 annual meeting of shareholders to continue to serve as a member of the Board.

Independent Director

Benjamin F. duPont (53). Mr. duPont is co-founder and President of yet2.com, a firm founded in 1999. Prior to that, Mr. duPont worked for the DuPont Corporation from 1986 to 1999, most recently in the Specialty Chemicals, Fibers and Automotive division. Mr. duPont holds a Bachelor of Science in mechanical engineering from Tufts University.

Director since: 2008

As co-founder and President of yet2.com, a leading technology and intellectual property marketplace, Mr. duPont brings experience to the Board in the areas of intellectual property and technology evaluation, licensing and development. These areas are vital to MSCI’s continued success, as its business depends on the creation, protection, and successful exploitation of its intellectual property. Mr. duPont is a resource for the Board as it assesses MSCI’s business development and research and development needs in connection with its internal and external growth strategies. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. duPont should be re-elected at our 2017 annual meeting of shareholders to continue to serve as a member of the Board.

Independent Director

Wayne Edmunds (61). Mr. Edmunds retired from Invensys plc (“Invensys”) at Invensys Systems, Inc. in 2014. Mr. Edmunds was the Chief Executive Officer of Invensys from 2011 until 2014, when it was acquired by Schneider Electric. Previously, Mr. Edmunds was Chief Financial Officer of Invensys. Prior to joining Invensys in 2008, Mr. Edmunds was Senior Vice President of Finance at Reuters America, Inc. from 2005 to 2008. Mr. Edmunds served as the Chief Financial Officer of Innovance Networks Inc. (“Innovance”) from 2000 to 2004, where he was responsible for financial planning and operations. Prior to joining Innovance, Mr. Edmunds held other senior management roles in the technology sector, including working 17 years at Lucent Technologies, Inc., where he served as Vice President of Finance for the Optical Networking Division and as Vice President of Marketing and Business Development and was responsible for Europe, Middle East and Africa operations. Mr. Edmunds began his career at Amerada Hess Oil as an analyst in Corporate Treasury. Mr. Edmunds holds a Bachelor of Arts in accounting from Rutgers University and an M.B.A. in finance from Pace University.

Director since: 2015

Other Public Company Directorships: Dialight plc (February 2016-present), Ashtead Group plc (February 2014-present), BBA Aviation plc (August 2013-present) and Invensys plc (June 2009-April 2014).

Mr. Edmunds brings to the Board, among other skills and qualifications, insight into the dynamics of the evolving technology industry, which will assist the Board in its review and analysis of the Company’s product development and investment strategies. As a member of three U.K. public company boards and the former CEO of a U.K. public company, Mr. Edmunds also brings to the Board a wealth of cross-border financial, managerial and governance expertise and knowledge. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Edmunds should be re-elected at our 2017 annual meeting of shareholders to continue to serve as a member of the Board.

Independent Director

Alice W. Handy (68). Ms. Handy is the founder and Chief Executive Officer of Investure, an outsourced investment office for colleges and foundations. Prior to forming Investure in 2003, Ms. Handy was the President of the University of Virginia Investment Management Company. Beginning in 1974 and except for the period from November 1988 to January 1990, during which time Ms. Handy served as the State Treasurer of Virginia, she was actively involved in the investment of the endowment and operating funds of the University of Virginia and served over the years as Investment Officer and Treasurer. Ms. Handy holds a Bachelor of Arts in economics from Connecticut College and pursued graduate studies in economics at the University of Virginia.

Director since: 2009

The experience that Ms. Handy has acquired during her long and successful career in investing for and advising endowments across all asset classes and working with a wide variety of asset managers provides the Board with valuable knowledge and insight into critical segments of the Company’s client base. The Company also leverages her experience in the investment process across all asset classes to enhance its product development strategy and continue to expand its focus beyond equities. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Ms. Handy should be re-elected at our 2017 annual meeting of shareholders to continue to serve as a member of the Board.

Independent Director

Catherine R. Kinney (65). Ms. Kinney retired from NYSE Euronext in March 2009, having served as the President and Co-Chief Operating Officer from 2002-2008. From 2007-2009, she served in Paris overseeing global listings, marketing and branding, and served as part of the integration team following the merger of The New York Stock Exchange (the “NYSE”) and Euronext in April 2007. Ms. Kinney joined the NYSE in 1974 and rose through the ranks holding management positions with responsibility for several divisions including: all client relationships from 1996 to 2007, trading floor operations and technology from 1987 to 1996 and regulation from 2002 to 2004. Ms. Kinney holds a Bachelor of Arts from Iona College and has completed the Advanced Management Program at Harvard Graduate School of Business. She has received honorary degrees from Georgetown University, Fordham University and Rosemont College.

Director since: 2009

Other Public Company Directorships: MetLife Inc. (April 2009-present), QTS Realty Trust, Inc. (August 2013-present) and NetSuite Inc. (March 2009-November 2016).

The Board believes that the leadership and management skills that Ms. Kinney acquired during her 35-year career at the NYSE, where she held high level positions such as Group Executive Vice President of NYSE Euronext and President and Co-Chief Operating Officer of the NYSE, contribute to the effectiveness of the Board. Additionally, the corporate governance knowledge that Ms. Kinney acquired during her successful career at the NYSE and which she continues to develop led to her appointment to the Chair of the Company’s Nominating Committee, from which position the Board believes she has helped the Company further strengthen its corporate governance initiatives. Ms. Kinney’s service on other public company boards also contributes additional insight to the Board with respect to public company processes. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Ms. Kinney should be re-elected at our 2017 annual meeting of shareholders to continue to serve as a member of the Board.

Independent Director

Wendy E. Lane (65). Ms. Lane has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane worked in investment banking for 15 years, initially at Goldman, Sachs & Co. from 1977 to 1980 and subsequently as a Principal and Managing Director at Donaldson, Lufkin and Jenrette Securities Corporation from 1981 to 1992. Ms. Lane was previously a director of Laboratory Corporation of America from 1996 to 2014, and four other public companies. Ms. Lane holds a Bachelor of Arts from Wellesley College and an M.B.A. from Harvard Business School.

Director since: 2015

Other Public Company Directorships: Willis Towers Watson Public Limited Company (2004-present), UPM-Kymmene Corporation (2005-present) and Laboratory Corporation of America (1996-2014).

Ms. Lane has acquired a wealth of skills and experience throughout more than two decades of continuous service on public company boards and board committees, including among others, 12 years of service on the board of Willis Towers Watson Public Limited Company and its predecessor, Willis Group Holdings, Ltd., including chairing the compensation committee and sitting on the audit committee, executive committee and special committees and establishing its risk committee. She also served 18 years on the board of Laboratory Corporation of America, having served as chairman of both the audit and the compensation committees and serving as a member of both the nominating and governance committee and the ethics and quality control committee. Her knowledge of audit, compensation, talent development and general governance matters aids the Board in enhancing its practices and initiatives. She has deep board experience in strategic planning, risk, audit and restructuring. Leveraging the combination of Ms. Lane’s financial experience and her knowledge of finance, capital markets and corporate business combinations acquired during three decades in investment banking and investment and asset management, including her international experience in Europe, South America, China and the Middle East, the Board believes she adds significant value on corporate strategy and finance matters. In addition, she contributes valuable international experience and perspectives. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Ms. Lane should be re-elected at our 2017 annual meeting of shareholders to continue to serve as a member of the Board.

Independent Director

Jacques P. Perold (58). Mr. Perold was president of Fidelity Management & Research Company, the investment advisor for Fidelity’s family of mutual funds, until his retirement in 2014. From 2001 to 2009, Mr. Perold was president of Geode Capital Management, LLC, a sub-advisor to Fidelity. He is currently a trustee of New York Life Insurance Company’s Mainstay mutual funds and a trustee of Boston University.

Director since: 2017

Other Public Company Directorships: Allstate Insurance Corp. (2015-present).

The Board believes that Mr. Perold brings valuable leadership experience from a prominent global investment firm, as well as insight into a quickly evolving and complex financial system. Mr. Perold has over 30 years of experience and leadership in strategy and operations and investment expertise in the financial services industry. The experience that Mr. Perold has acquired during his long and successful career at Fidelity will provide the Board with valuable knowledge and insight into the Company’s asset management client segment. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Perold should be elected at our 2017 annual meeting of shareholders to continue to serve as a member of the Board.

Independent Director

Linda H. Riefler (56). Ms. Riefler retired from Morgan Stanley in February 2013. Ms. Riefler served as the Chairman of Global Research at Morgan Stanley from June 2011 to February 2013 and prior to that had served as the Global Head of Research since 2008. She was the Chief Talent Officer of Morgan Stanley from 2006 to 2008. In these roles she served on both the Management Committee and Operating Committee of Morgan Stanley. Ms. Riefler joined Morgan Stanley in 1987 in the Capital Markets division and was elected a Managing Director in 1998 while in the Research division. Ms. Riefler holds a Bachelor of Arts in economics from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.

Director since: 2007

Other Public Company Directorships: CSX Corporation (2017-present).

Because Ms. Riefler has been associated with the Company since 2005 and has played an important role in influencing the Company’s strategic direction, the Board believes that her in-depth knowledge of the Company and its businesses gives her unique insight into the Company’s long-term growth opportunities and strategies. The knowledge that Ms. Riefler acquired as the Chief Talent Officer of Morgan Stanley enables her to help the Company realize the full potential of its employees and implement its internal growth strategies. Also, the experience Ms. Riefler acquired as Global Head of Research at Morgan Stanley in valuing companies and evaluating financial statements continues to serve an important role with respect to supporting the Board and the Company in the assessment of risk and organic and external growth strategies. Ms. Riefler’s experience with debt and equity capital markets and investor needs also enables her to provide perspective with respect to debt and equity financings, as well as capital allocation strategies. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Ms. Riefler should be re-elected at our 2017 annual meeting of shareholders to continue to serve as a member of the Board.

Independent Director

George W. Siguler (69). Mr. Siguler co-founded Siguler Guff & Company (“Siguler Guff”), a private equity investment organization headquartered in New York with over $10.5 billion of assets under management. Prior to co-founding Siguler Guff, Mr. Siguler was a Managing Director and head of PaineWebber’s Private Equity Group from 1991 to 1995. From 1983 to 1984, Mr. Siguler served in the Reagan Administration as the Chief of Staff of the U.S. Department of Health and Human Services. Mr. Siguler was also a founder of the Harvard Management Company, the investment subsidiary of Harvard University, and served as the Associate Treasurer of the University. Mr. Siguler holds a Bachelor of Arts from Amherst College and an M.B.A. from Harvard Business School.

Director since: 2009

In light of the Company’s objective to continue to grow its business and presence in emerging markets, the insight into investment related opportunities in emerging markets that Mr. Siguler brings to the Board from his private equity investment experience in such markets makes him an invaluable resource to the Company. In addition to his distinguished record of success in the investment management industry, he has developed expertise in several valued areas including finance, strategic development and operations. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Siguler should be re-elected at our 2017 annual meeting of shareholders to continue to serve as a member of the Board.

Independent Director

Patrick Tierney (71). Mr. Tierney retired from Reed-Elsevier in February 2008, where he had served on the board of directors and management committee since January 2003 and served as the CEO of its Harcourt Education Division from January 2003 to February 2007. Prior to that, Mr. Tierney served as the CEO of Thomson Financial from June 2000 to December 2002 and as CEO of the Scientific, Technical, Healthcare, Business Information, Database and select Education business of The Thomson Corporation from June 1997 to June 2000. Mr. Tierney holds a Bachelor of Science in business and an M.B.A. from the University of Colorado.

Director since: 2010

As the former CEO of Reed-Elsevier’s Harcourt Education Division and Thomson Financial, Mr. Tierney acquired knowledge and leadership skills in the publishing and electronic business information industry that the Company believes provide industry-relevant support and advice to help guide the strategic direction of the Company. Additionally, the financial expertise that Mr. Tierney developed during his long and successful career in various management positions is useful to the Board in its role as an effective and independent governing body. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Tierney should be re-elected at our 2017 annual meeting of shareholders to continue to serve as a member of the Board.

Independent Director

Rodolphe M. Vallee (56). Mr. Vallee is currently the Chairman and CEO and owner of R. L. Vallee, Inc., an energy distribution company. Mr. Vallee has held this position from 2007 to present and from 1992 to 2005. Mr. Vallee served as the United States Ambassador to the Slovak Republic from 2005 to 2007, before returning to R. L. Vallee, Inc. Mr. Vallee holds a Bachelor of Arts in biology from Williams College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Director since: 2008

Mr. Vallee’s experience with managing both internal and acquisition-related growth has proven to be integral to the Board successfully realizing its strategic direction. Through this experience, he has developed expertise in several valued areas, including strategic development, business development and finance. Mr. Vallee has also served as the Lead Director of our Board since January 2010 and was recently appointed to serve in this position for an additional year. In this position, he has proven to be a strong and independent leader with strategic vision, which complements his knowledge of MSCI, its financial position and its operations. See “Structure of Our Board and Governance Practices—Board Leadership Structure” below. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Vallee should be re-elected at our 2017 annual meeting of shareholders to continue to serve as a member of the Board.

Structure of our Board and Governance Practices

Board Leadership Structure

Henry A. Fernandez has served as the Chairman of our Board since our IPO in November 2007 and CEO since 1998. Rodolphe M. Vallee has been our Lead Director since 2010 and was re-elected to this position in February 2017. It is generally expected that the Lead Director will serve for more than one year to provide consistency and continuity. The key attributes and responsibilities of the Chairman and the Lead Director that have made MSCI’s leadership both decisive and effective, and enabled the Company to execute on its growth strategies, are set forth below.

Chairman and CEO

•	Unparalleled historical knowledge and depth of understanding of the Company and its businesses

•	Oversees the executive team in its day-to-day management of the Company

•	Chairs Board meetings and annual shareholder meetings

•	Works with the Lead Director to set agenda for Board meetings (which the Lead Director approves)

•	Collaborates with the Board on the Company’s strategy and leads management in implementing that strategy

•	Meets frequently with clients and shareholders and communicates feedback to the Board and senior management

•	Manages the development of senior management and our businesses to succeed in a dynamic and competitive landscape

Lead Director

•	Strong and independent leadership style

•	Appointed annually

•	Approves Board meeting agendas and related materials (directors, acting through the Lead Director, may propose matters to be included on the agenda for a meeting)

•	Facilitates a strong, independent oversight function by leading regular executive sessions of independent directors (who represent a substantial majority of the Board and are highly qualified and experienced)

•	Facilitates communication between the Chairman and independent directors

•	Leads Board and individual director evaluations

•	Leads the annual CEO evaluation

•	Meets directly with management and non-management employees of the Company

•	Consults and directly communicates with shareholders and other key constituents, as appropriate

•	Collaborates with the Compensation Committee to oversee management succession planning efforts

We believe that it is in the best interests of MSCI and its shareholders to combine the roles of Chairman and CEO at this time because it provides the Company with continued unified leadership and direction. We believe Mr. Fernandez is best situated to serve as Chairman because he is the director most knowledgeable about the Company’s products, services and industry, and is in a position to effectively identify strategic priorities, recommend appropriate agendas and lead the execution of our strategy. While the Company’s independent directors bring experience, oversight and expertise from various ancillary perspectives and disciplines, Mr. Fernandez’s historical knowledge and in-depth understanding of the Company and its products and services enable him to identify areas of focus for the Board while effectively executing the Company’s strategy. We also believe that combining the role of Chairman and CEO facilitates the flow of information between management and the Board, provides clear accountability and promotes efficient decision making, all of which are essential to effective governance. While we believe that continuing to combine the roles of Chairman and CEO is the most effective leadership structure for our Board and the Company at this time, our Amended and Restated Bylaws (“Bylaws”) and Corporate Governance Policies also permit a structure where the CEO would not serve contemporaneously as the Chairman of the Board should the separation of such roles be deemed appropriate and in the best interests of MSCI and its shareholders in the future.

Director Independence

Our Corporate Governance Policies provide that the Board should have a significant majority of independent directors meeting the independence requirements of the NYSE. Our Board has determined that each of Messrs. Ashe, duPont, Edmunds, Perold, Siguler, Tierney and Vallee and Mmes. Handy, Kinney, Lane and Riefler is independent in accordance with the requirements of our Corporate Governance Policies, which follow the NYSE rules and guidelines. In making such determinations, there were no material transactions, relationships or arrangements not disclosed herein under “Other Matters—Certain Transactions” to be considered by the Board in determining whether the director was independent. Therefore, 11 of our 12 current directors are independent, representing 91.7% of the Board. Mr. Fernandez is not independent because of his position as CEO and President of MSCI.

All members of the Audit Committee, Compensation and Talent Management Committee (“Compensation Committee”) and Nominating Committee satisfy the independence requirements of the NYSE. In addition, each member of the Audit Committee and Compensation Committee meets the heightened independence standards of the NYSE and the SEC required for audit committee and compensation committee members, respectively.

Board Evaluation

Each year, our directors evaluate the effectiveness of the Board and its committees through a self-assessment administered by Board members and management. Directors respond to questions designed to elicit information that will be useful in improving Board and committee effectiveness. Such feedback is discussed during Board and committee executive sessions and where appropriate, addressed with management.

Director Education

All new directors participate in a director orientation program which includes personal briefings by senior management on the Company’s strategic plans, its financial statements and its key policies and practices. Continuing directors are encouraged and provided with opportunities to attend educational sessions on subjects that would assist them in discharging their duties. The Company will reimburse directors for reasonable costs incurred attending these sessions.

Shareholder Engagement

Our Board and management are committed to engaging with our shareholders and soliciting their views and input on governance, performance, executive compensation and other matters. Our engagement with shareholders on executive compensation is further described on page 43. Additionally, from time to time, we invite shareholders to attend Board meetings to present their views on the Company.

Meetings and Committees of the Board of Directors

The table below shows the membership of the Board and each separately designated standing Board committee and the number of Board committee meetings held during 2016.

Name of Independent Director	Audit Committee	Compensation Committee	Nominating Committee
Robert G. Ashe	✓
Benjamin F. duPont		Chair
Wayne Edmunds	✓
D. Robert Hale(1)	✓
Alice W. Handy			✓
Catherine R. Kinney			Chair
Wendy E. Lane		✓
Linda H. Riefler		✓
George W. Siguler			✓
Patrick Tierney		✓
Rodolphe M. Vallee	Chair
Number of 2016 Meetings	6	8	8

(1) Mr. Hale resigned from the Board effective September 27, 2016.

2017 Board Composition

In addition to the Audit Committee, Compensation and Talent Management Committee (the “Compensation Committee”) and Nominating and Corporate Governance Committee (the “Nominating Committee”), our Board established a Strategy and Finance Committee (the “Strategy Committee”) on February 1, 2017. Our Bylaws provide that the Board may designate one or more additional committees consisting of such membership and having such powers and authority as determined by the Board. In establishing the Strategy Committee, the Board considered the strategic and capital needs of the Company and believed it to be in the best interests of the Company to designate a standing committee specifically to review and discuss with management, among other things, the Company’s financial strategies, corporate opportunities and capital allocation.

Effective March 21, 2017, the Board’s separately designated standing committees and their compositions are as follows:

Name of Director	Audit Committee	Compensation Committee	Nominating Committee	Strategy Committee
Henry A. Fernandez				✓
Robert G. Ashe	✓			Chair
Benjamin F. DuPont		Chair
Wayne Edmunds	✓			✓
Alice W. Handy			✓
Catherine R. Kinney			Chair
Wendy E. Lane		✓
Jacques P. Perold				✓
Linda H. Riefler		✓		✓
George W. Siguler			✓
Patrick Tierney		✓
Rodolphe M. Vallee	Chair

Attendance at Board Meetings and Annual Meeting of Shareholders

Our Board met 10 times, held non-employee director executive sessions following six (6) of those meetings and took action by unanimous written consent on three (3) occasions during 2016. Each director attended at least 75% of the total meetings of the Board and committees on which the director served that were held while the director was a member.

Overall attendance at Board and committee meetings during 2016 was over 99% by our directors as a group. Discussions between the Board and management on strategic direction, new business opportunities and the scope and mix of the Company’s products were held at each quarterly Board meeting. During 2016, a number of our directors also participated in sub-committees or ad hoc committees of the Board that were constituted from time to time to approve, review or discuss with management our corporate strategy and capital allocation initiatives, such as financings and share repurchases. In addition to formal meetings, members of our Board informally interact with senior management and customers on a periodic basis.

Our Corporate Governance Policies state that directors are expected to attend annual meetings of shareholders. In 2016, eleven of our twelve directors who were on the Board at the time attended our annual meeting of shareholders.

Our Board has adopted a written charter for each of the Audit Committee, Compensation Committee, Nominating Committee and Strategy Committee setting forth the roles and responsibilities of each committee. Each committee annually reviews and assesses the adequacy of it charter and recommends any proposed changes to the Board for approval. To access these charters, click on the “Corporate Governance” link found on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Audit Committee

MSCI’s separately designated standing Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee oversees the integrity of MSCI’s financial statements, internal controls over financial reporting and risk assessment and risk management and compliance with certain legal and regulatory requirements. In accordance with its charter, the Audit Committee shall, among other things:

•	be directly responsible for the appointment, compensation, retention and oversight of the independent auditor, with the independent auditor reporting directly to the Audit Committee;

•	pre-approve audit and permitted non-audit services;

•	review and approve the scope and staffing of the independent auditor’s annual audit plans;

•	evaluate the independent auditor’s qualifications, performance and independence, including obtaining and reviewing a report of the independent auditor describing the items set forth in its charter and as required by NYSE rules;

•	evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan;

•	evaluate the performance of the senior officer(s) responsible for the internal audit function;

•	meet to review and discuss with management and the independent auditor, the annual audited financial statements and quarterly financial statements, including reviewing MSCI’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to each filing of the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q;

•	review the Company’s policies generally with respect to the Company’s earnings press releases, as well as financial information and any earnings guidance provided to analysts and rating agencies;

•	review with the independent auditor any audit problems or difficulties and management’s response;

•	review, in conjunction with the CEO and CFO, the Company’s disclosure controls and procedures and internal control over financial reporting;

•	review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and steps that have been taken to monitor and control such exposures;

•	prepare the Audit Committee Report that SEC rules require to be included in the Company’s annual proxy statement, which is included on page 72 of this Proxy Statement;

•	establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, and review any submissions received pursuant to such procedures;

•	meet no less than quarterly, report regularly to the Board, and conduct an annual evaluation of its performance and report to the Board on such evaluation;

•	establish policies for the hiring of current or former employees of the independent auditor; and

•	at least annually, review the Company’s decision to enter into swaps that are exempt from exchange-execution and clearing under “end user exception” regulations established by the Commodity Futures Trading Commission, and review and discuss with management applicable Company policies governing the Company’s use of swaps subject to the end-user exception; and

•	discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any external or employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

The Audit Committee’s charter also provides that:

•	the Audit Committee may delegate its authority to a subcommittee or to the Chair of the Audit Committee, in each case, when it deems doing so to be appropriate and in the best interests of the Company;

•	the Audit Committee will be comprised of at least three members and each member must meet the independence and experience requirements of the NYSE and the SEC;

•	if an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine whether this member can effectively serve on the Audit Committee and disclose this determination in the Company’s annual proxy statement; and

•	all Audit Committee members must be financially literate under the NYSE rules and the Audit Committee must have at least one (i) member with accounting or related financial management expertise as defined by NYSE rules and (ii) “audit committee financial expert” as defined by SEC rules.

The Board has determined that all of the current Audit Committee members are independent within the meaning of the NYSE and SEC standards of independence for directors and audit committee members,

respectively, and satisfy the NYSE financial literacy requirements and have accounting or other related financial management expertise. In addition, our Board has designated each of Messrs. Ashe, Edmunds and Vallee as “audit committee financial experts” as defined under SEC rules.

In accordance with applicable NYSE listing standards and the requirements of the Audit Committee’s charter, the Board has considered Mr. Ashe’s simultaneous service on the audit committees of more than three public companies, namely the audit committees of the Company, Halogen Software Inc., ServiceSource International, Inc., and Shopify Inc. and has determined that such service does not impair Mr. Ashe’s ability to effectively serve on the Company’s Audit Committee. The Board’s determination was based on, among other things, the fact that Mr. Ashe is retired and, accordingly, has a flexible schedule and time to commit to serve on the Audit Committee and Board; Mr. Ashe has significant professional accounting experience and expertise, including being a Chartered Accountant in Canada, as well as serving in several finance roles during his career at Cognos, including as Vice President, Corporate Controller and Chief Financial Officer, which the Board believes renders him highly qualified to effectively and efficiently serve on multiple audit committees (one of which is a non-U.S. listed company); and the recommendation of the Nominating Committee and input from the Audit Committee.

Compensation Committee

In accordance with its charter, the Compensation Committee shall, among other things:

•	review the Company’s compensation strategy and review and approve the Company’s compensation and benefits policies generally, including reviewing and approving any incentive compensation and equity-based plans of the Company that are subject to Board approval;

•	review and approve the compensation of our CEO and each of the Company’s other executive officers, including base salary, annual and long-term incentive compensation; employment, severance and change in control agreements; and any other compensation, ongoing perquisites or special benefit items;

•	determine any long-term incentive component of each executive officer’s compensation;

•	identify, review and approve corporate goals and objectives, and set executive officer compensation and evaluate each executive officer’s performance, each in light of such goals and objectives;

•	review director compensation every two years and recommend changes to the Board, when appropriate;

•	periodically review, in consultation with the CEO, the Company’s management succession planning, including policies for CEO selection and succession in the event of the incapacity, retirement or removal of the CEO, and evaluations of, and development plans for, any potential successors to the CEO;

•	oversee the Company’s talent management process by: (i) annually reviewing talent management for the Company’s Executive Committee members, including the CEO, and the Company’s diversity and inclusion programs and (ii) periodically evaluating open senior management roles and future talent needs;

•	review and discuss with management the “Compensation Discussion and Analysis” section of the Company’s annual proxy statement, prepare the Compensation and Talent Management Committee Report required by SEC rules and recommend to the Board the inclusion of each in the Company’s annual proxy statement, which are included on pages 34 and 58 of this Proxy Statement, respectively;

•	consider and recommend to the Board the frequency of the Company’s advisory vote on executive compensation;

•	review and assess risks arising from the Company’s compensation policies and practices for the Company’s employees and whether any such risks are reasonably likely to have a material adverse effect on the Company;

•	consider the independence requirements of the NYSE prior to selecting a compensation consultant, legal counsel or other advisor for which it has the sole authority to retain and terminate, annually evaluate the performance of such advisors and approve all such related fees and other terms; and

•	report periodically to the Board and conduct an annual evaluation of its performance and report to the Board on such evaluation.

The Compensation Committee’s charter also provides that:

•	the Compensation Committee may delegate its authority to a subcommittee or to the Chair of the Compensation Committee, in each case, when it deems doing so to be appropriate and in the best interests of the Company;

•	the Compensation Committee may delegate its authority relating to employees other than executive officers and directors, to the extent it deems doing so to be appropriate and consistent with law and customary practice, and may otherwise fully delegate authority relating to matters it deems to be ministerial;

•	the Compensation Committee will consist of at least three members and each member must meet the independence requirements of the NYSE, qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and satisfy the requirements of an “outside director” pursuant to §162(m) of the Internal Revenue Code of 1986, as amended (“IRC”); and

•	Compensation Committee members will be appointed by the Board and may be removed by the Board at any time and the Board shall designate the Chair of the Compensation Committee.

The Board has determined that each of the current Compensation Committee members, Messrs. duPont and Tierney and Mmes. Lane and Riefler, are independent within the meaning of the NYSE standards of director independence, qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and satisfy the requirements of “outside directors” pursuant to §162(m) of the IRC.

Nominating Committee

In accordance with its charter, the Nominating Committee shall, among other things:

•	annually review the composition of the Board and its committees in light of the current challenges and needs of the Board, the Company and each committee;

•	oversee searches for and identify candidates for election to the Board;

•	recommend criteria and individuals for appointment to the Board and its committees;

•	assess performance of directors;

•	at least annually, consider rotation of committee members and committee chairs;

•	at least annually, lead the Board in a self-evaluation to determine whether it and its committees are functioning effectively;

•	make recommendations to the Board as to determinations of director independence;

•	at least annually, review and assess the adequacy of our Corporate Governance Policies and Code of Ethics and Business Conduct and oversee compliance therewith;

•	report periodically to the Board and conduct an annual evaluation of its performance and report to the Board on such evaluation;

•	delegate its authority to a subcommittee or to the Chair of the Nominating Committee, in each case, when it deems doing so to be appropriate and in the best interests of the Company;

•	review all related person transactions and determine whether such transactions are appropriate for the Company to undertake; and

•	retain and terminate any search firm assisting the Nominating Committee in identifying director candidates, and maintain sole authority to approve all such search firms’ fees and other retention terms.

The Nominating Committee’s charter also provides that:

•	the Nominating Committee will consist of at least three members and each member must meet the independence requirements of the NYSE;

•	independent members of the Board will recommend nominees for appointment by the Board to the Nominating Committee and such members may be removed by the Board at any time; and

•	the Nominating Committee will recommend the Chair of the Nominating Committee to the Board for designation.

The Board has determined that each of the current Nominating Committee members, Mmes. Handy and Kinney and Mr. Siguler, are independent within the meaning of the NYSE standards for director independence.

Strategy Committee

In accordance with its charter, the Strategy Committee shall, among other things:

•	consult with the Board regularly on the objectives of the Company’s strategic plans;

•	from time to time, review management’s recommendations with respect to the strategic direction of the Company;

•	oversee management’s implementation of the Company’s strategy and regularly report to the Board with respect thereto;

•	review and make recommendations with respect to the agenda for any Board strategy meetings, taking into account issues important to the full Board;

•	review and advise on significant competitor or industry developments;

•	review and make recommendations to the Board with respect to any mergers, combinations, acquisitions, divestitures, joint ventures, minority investments and other strategic investments, in each case requiring the Board’s approval;

•	review and make recommendations on financing for mergers, acquisitions and other significant financial transactions, in each case requiring the Board’s approval;

•	review and oversee management’s plans and objectives for the capitalization of the Company, including target leverage levels and the structure and amount of debt and equity required to meet the Company’s financing needs;

•	oversee the Company’s share repurchase programs by reviewing and making recommendations to the Board and approving specific repurchase transactions consistent with Board-approved repurchase programs or policies and delegations;

•	review and recommend for approval by the Board changes to the Company’s dividend policy;

•	review and make recommendations to the Board with respect to new debt or equity offerings, stock splits, credit agreements (including material changes), consistent with Board-approved leverage levels; and

•	approve the timing, price, manner and amount of any capital markets transactions, subject to delegation by the Board and any limitations deemed appropriate by the Board.

The Strategy Committee’s charter also provides that:

•	the Strategy Committee may delegate its authority to a subcommittee or to the Chair of the Strategy Committee, in each case, when it deems doing so to be appropriate and in the best interests of the Company;

•	the Strategy Committee will be comprised of at least three members and a majority of members must meet the independence and experience requirements of the NYSE and the SEC; and

•	the Strategy Committee shall report to the Board periodically and this report shall include a review of any recommendations or issues that arise with respect to Company strategy, mergers and acquisitions activity, capital structure, capital market transactions or any other matter that the Committee deems appropriate or is requested to be included by the Board.

The Board has determined that a majority of the current Strategy Committee members, Messrs. Ashe, Edmunds and Perold and Ms. Riefler, are independent within the meaning of the NYSE standards for director independence.

Board Role in Risk Oversight

Management is responsible for identifying, evaluating, managing and mitigating the Company’s exposure to risk. It is the Board’s responsibility to oversee the Company’s risk management process and to ensure that management is taking appropriate action to identify, manage and mitigate key risks. The Board administers its risk oversight responsibilities both through active review and discussion of key risks facing the Company and by delegating risk oversight responsibilities to committees for further consideration and evaluation. The following table summarizes the role of the Board and each of its committees in overseeing risk:

Governing Body	Role in Risk Oversight

Board	•	Regularly reviews the strategic plans of the Company and each of its operating segments.
	•	Reviews specific risk topics, including risks associated with our capital structure, growth plans and client relationships.
	•	Periodically receives reports from the Audit Committee covering enterprise-level and other key risks identified through the Company’s enterprise risk management (“ERM”) process as well as management’s plans to mitigate those risks.
	•	At least annually reviews the Company’s succession plan to ensure the Company maintains an appropriate succession plan for its senior management.
Audit Committee	•	Reviews internal controls and the Company’s financial statements with the Chief Financial Officer (“CFO”), Principal Accounting Officer and the external and internal auditors.
	•	Oversees risks relating to key accounting policies.
	•	Oversees the Company’s ERM framework and process for identifying, assessing and monitoring key business risks by reviewing periodically with management the Company’s market-related risks, legal and compliance risks and other areas of potential risk that have been identified based on the volatility or dynamic nature of a specific area of risk, or have otherwise been identified by management or the Audit Committee as a material risk.
•

Reviews with management risks associated with cyber security and information technology security and receives briefings from the Company’s Chief Information Security Officer on the management and oversight of such risks.

Compensation and Talent Management Committee	•	Oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally.
	•	Employs an independent compensation consultant to assist in reviewing compensation programs, including the potential risks created by the programs.
	•	Oversees the Company’s executive management succession planning program.
	•	Oversees the process for conducting the annual risk assessment of the Company’s compensation policies and practices. See “Compensation Matters—Compensation Risk Assessment” below.
Nominating and Corporate Governance Committee	•	Oversees risks relating to the Company’s governance structure and other corporate governance matters and processes.
	•	Evaluates related person transactions.
	•	Oversees compliance with key corporate governance documents, including the Corporate Governance Policies.
	•	Oversees risks related to non-compliance with the Company’s policies by reviewing with the Head of Compliance on at least an annual basis updates to the Company’s compliance initiatives and compliance policies, compliance statistics and investigations, trainings, certifications and relevant legal developments.

Governing Body	Role in Risk Oversight
Strategy and Finance Committee	•	Oversees risks relating to the Company’s strategic plan and regularly reports to the Board with respect thereto.
	•	Reviews and makes recommendations to the Board with respect to certain transactions, including mergers and other strategic investments and the financing of such transactions, as delegated by the Board.
	•	Reviews and makes recommendations to the Board with respect to the Company’s capital market transactions, as delegated by the Board.

Director Qualifications

The Nominating Committee’s charter requires it to review candidates’ qualifications for membership on the Board or a committee of the Board, including making a specific determination as to the independence of each candidate, based on the criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under applicable law or NYSE rules for audit committee membership purposes, and heightened independence standards that may be required under law for compensation committee membership purposes). If the Nominating Committee determines that adding a new director is advisable, it will recommend such individual to the Board for appointment as a member of the Board and any committees.

Consistent with our Corporate Governance Policies, when appointing directors, the Board takes into account the diversity of a candidate’s perspectives, background, and other demographics. Our diversity objectives are also implemented and monitored through periodic reviews by the Nominating Committee of the composition of the Board and its committees in light of the then-current challenges and needs of the Board, the Company and each committee, which result in determinations as to whether it may be appropriate to make changes after considering issues of judgment, diversity, age, skills, background and experience. The composition of our current Board demonstrates the Board’s commitment to diversity in a number of areas. Women represent one-third of our current Board. Our directors are also of differing backgrounds, educations, businesses and other experiences, skills, ages, national origins and viewpoints. See “Proposal No. 1—Election of Directors.”

In addition, each director must possess the following minimum qualifications:

•	Willingness to represent the best interests of all shareholders;

•	Integrity and ethics in his or her professional and personal life;

•	Willingness to satisfy the non-employee director stock ownership guidelines on page 29 of this Proxy Statement;

•	Freedom from potential conflicts of interest; and

•	Ability to devote the necessary time to the Board and its committees.

Pursuant to the authority granted in its charter, the Nominating Committee may from time to time retain professional search firms to assist in the process of identifying, evaluating and conducting due diligence on potential director candidates. Mr. Perold, who joined the Board in March 2017, was identified as a potential candidate by a professional search firm. Using a search firm provides additional assurance to the Nominating Committee that it is conducting a broad search and looking at a diverse pool of potential candidates.

Tenure and Board Refreshment

Our Board also has shown an ongoing commitment to Board refreshment and to having highly qualified, independent perspectives in the boardroom. Four of the Company’s independent directors have been added to the Board since the beginning of 2013. The average tenure of the Board is currently 6.1 years. Also, under our Corporate Governance Policies, director candidates will not stand for re-election following their 72nd birthday.

Succession Planning

The Board is actively involved in talent management. This includes ongoing reviews of our leadership bench and succession plans globally with a focus on developing and retaining top talent at the senior management level, including the CEO. The Lead Director oversees an annual review of the CEO. During 2016, the Board and the Compensation Committee met on several occasions, including from time to time with outside consultants, in furtherance of its succession planning and executive development initiatives which are considered in the context of our strategic goals. High potential leaders are given exposure to Board members through formal presentations at Board or committee meetings, one-on-one meetings with individual directors and participation in other Board activities. The Compensation Committee is regularly updated with respect to the pipeline of qualified talent for critical roles and with respect to diversity, recruiting and development programs for the overall workforce. In 2016, we followed this process when implementing succession plans for our executive officers, including when combining our client coverage and marketing functions under the leadership of our Chief Client Officer. In June 2016, we appointed Remy Briand, who was previously our Global Head of Research, to the role of Head of ESG and Real Estate. And more recently, we appointed Peter Zangari, previously the Head of Analytics, to serve as Global Head of Research and Product Development. In connection with Mr. Zangari’s appointment, Jorge Mina, who previously served as the Head of Analytics for the Americas, was appointed Head of Analytics.

Non-Employee Director Meetings

Our Corporate Governance Policies provide that our Lead Director will preside over non-employee director sessions. The Lead Director presided over six non-employee director sessions during 2016. Our Corporate Governance Policies further provide that if any non-employee directors are not independent, then the independent directors will meet at least once a year in an independent director session and the Lead Director will preside over such independent director sessions. During 2016, all non-employee directors were independent.

Compensation Governance

The Compensation Committee consists of four members, and is composed solely of independent directors meeting the independence requirements of the NYSE. Each member of the Compensation Committee is also an “outside director” pursuant to §162(m) of the IRC and a “non-employee” director under Rule 16b-3 under the Exchange Act.

The Compensation Committee operates under a written charter adopted by the Board. As noted above, the Compensation Committee is responsible for reviewing and approving annually all compensation awarded to the Company’s executive officers, including the CEO and the other named executive officers presented in the “Summary Compensation Table” on page 59 of this Proxy Statement. Information on the Compensation Committee’s processes, procedures and analysis of executive officer compensation for 2016 is provided in the “Compensation Discussion and Analysis” section included herein.

The Compensation Committee actively engages in its duties and follows procedures intended to ensure good compensation governance. See page 18 for additional information on the Compensation Committee’s responsibilities.

The principal compensation plans and arrangements applicable to our executive officers are described in the “Compensation Discussion and Analysis” section and the executive compensation tables included herein. The Compensation Committee may delegate the administration of these plans as appropriate, including to one or more officers of the Company, subcommittees or to the Chair of the Compensation Committee, in each case, when it deems doing so to be appropriate and in the best interests of the Company and consistent with applicable law and NYSE requirements.

The Compensation Committee has the authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of CEO or other executive officer compensation, including authority to approve such compensation consultant’s fees and other retention terms. As further described in the “Compensation Discussion and Analysis” section included herein, during 2016, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its own external compensation consultant to review CEO and other executive officer compensation. All of the services provided by Semler Brossy to the Compensation Committee during 2016 were to provide advice or recommendations on the amount or form of executive officer and director compensation, and Semler Brossy did not provide any additional services to the Company during 2016. The Compensation Committee has considered, among other things, the factors delineated in Rule 10C-1 under the Exchange Act, including the NYSE listing rules implementing Rule 10C-1 and Semler Brossy’s conflict of interest policies, and determined that the engagement of Semler Brossy does not raise any conflict of interest or other factors that compromise the independence of its relationship with the Compensation Committee. In developing its views on compensation matters and determining the compensation awarded to our CEO and other executive officers, the Human Resources Department provides data and analyses to aid the Compensation Committee in its decisions. The CEO also makes recommendations on compensation for executive officers other than himself and the Compensation Committee takes these recommendations into account in reaching its compensation decisions. From time to time, the Compensation Committee may obtain input from Davis Polk & Wardwell LLP (“Davis Polk”) on compensation award documentation and other compensation-related practices, which in 2016 was communicated to the Compensation Committee via management, the Legal Department or the Human Resources Department. In light of this relationship, the Compensation Committee has considered, among other things, the factors delineated in Rule 10C-1 under the Exchange Act, including the NYSE listing rules implementing Rule 10C-1 and Davis Polk’s conflict of interest policies.

Compensation Committee Interlocks and Insider Participation. None.

Corporate Governance Documents

MSCI has a corporate governance webpage that can be found under the “Corporate Governance” link on our website’s Investor Relations homepage (http://ir.msci.com).

Our Corporate Governance Policies (including our Director Independence Standards), Code of Ethics and Business Conduct and Board committee charters are available electronically, without charge, on or through our website. To access these documents, click on the “Corporate Governance” link found on our website’s Investor Relations homepage (http://ir.msci.com). These documents are also available, without charge, to any shareholder who requests them by writing to us at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or via email at investor.relations@msci.com.

Our Code of Ethics and Business Conduct applies to our directors, executive officers and employees. If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Ethics and Business Conduct for our CEO, CFO, principal accounting officer or controller or persons performing similar functions, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

In 2016, each non-employee director was entitled to receive an annual cash retainer of $75,000, but could elect, under the terms of the MSCI Inc. 2016 Non-Employee Directors Compensation Plan (the “Directors Plan”), to receive an equivalent amount of our common stock in lieu of the cash retainer. In addition to the annual retainer, non-employee directors were also entitled to the following cash retainers for serving as chairs and/or non-chair members of the Board’s standing committees. These amounts were also subject to the election discussed in the preceding sentence. Directors do not receive meeting fees and employee directors do not receive any separate compensation for their Board activities.

Retainer
Committee Chair
Audit Committee	$25,000
Compensation and Talent Management Committee	$20,000
Strategy and Finance Committee(1)	$20,000
Nominating and Corporate Governance Committee	$15,000

Committee Non-Chair Member
Audit Committee	$10,000
Compensation and Talent Management Committee	$10,000
Strategy and Finance Committee(1)	$10,000
Nominating and Corporate Governance Committee	$10,000

(1)	The Strategy Committee was established on February 1, 2017. On February 16, 2017, the Board approved the Strategy Committee retainers for a prorated term beginning on February 1, 2017.

Each non-employee director was also entitled to receive an annual equity award payable in RSUs having an aggregate fair market value of $140,000 for non-employee directors and $165,000 for the Lead Director based on the closing price of our common stock as reported by the NYSE on the date prior to grant (any fractional shares are paid in cash). Under the Directors Plan, non-employee directors are subject to annual limits on their cash and equity compensation, as follows: non-employee directors may not receive in any calendar year (i) options, restricted stock, RSUs and other stock-based awards with a grant date fair value of more than $1,000,000 (as determined in accordance with applicable accounting standards) and (ii) retainers and other cash-based awards in excess of $1,000,000.

Prior to 2017, RSUs granted on the date of an annual meeting of shareholders generally vested one year from the date of grant. Cash retainers and RSU awards were prorated when a director joined the Board or a committee at any time other than the annual meeting of shareholders. RSUs not granted on the date of an annual meeting of shareholders vested on the one year anniversary of the most recent annual meeting of shareholders held prior to the date of grant. On February 16, 2017, the Board determined that beginning in 2017, RSUs granted to non-employee directors would be granted on May 1st of each year and vest on the first anniversary of the grant date. Cash retainers and RSU awards will continue to be prorated when a director joins the Board or a committee at any time other than May 1st.

RSUs are recognized as an expense in the Company’s financial statements for financial reporting purposes with respect to 2016 in accordance with FASB ASC Subtopic 718-10.

Holders of these RSUs are entitled to participate in dividend equivalent payments and such payments may be settled in cash, shares of our common stock, or a combination thereof, to be decided by the Company in its sole discretion. Prior to the conversion to shares, RSU holders do not have any rights as an MSCI shareholder, including the right to vote the underlying shares. The RSUs are generally non-transferable; however, our Board may, in its discretion, specify circumstances under which an award may become immediately transferable and nonforfeitable or under which the award will be forfeited. The RSUs vest and convert to shares immediately upon termination of service for reasons of death, disability or a change in control. If service as a director terminates for any other reason, all unvested RSUs will be cancelled and forfeited unless determined otherwise by the Board or the Compensation Committee.

Non-employee directors are reimbursed for their expenses in connection with attending Board meetings.

Director Deferral Plan

On August 2, 2011, the Board adopted the MSCI Inc. Independent Directors Deferral Plan and subsequently amended and restated the plan in 2016 as the MSCI Inc. Non-Employee Directors Deferral Plan (the “Deferral Plan”). The Deferral Plan permits directors to defer receipt of shares of our common stock payable in lieu of cash retainers and/or upon conversion of RSUs granted to the director following the year for which an election has been submitted; provided that an election made by a director within 30 days after the director becomes eligible to receive a cash retainer or RSUs shall apply to any common stock payable in lieu of such a cash retainer and/or upon conversion of such RSUs granted to the director following the date on which the director makes the election. Receipt of shares of our common stock may be deferred until a future date specified by the director, a separation from service (as defined by Treasury regulations), or the earlier of the two. While the Deferral Plan allows for it, the Board has not yet implemented a process for the deferral of cash payments.

2016 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(1)(3)(4)(5)	All Other Compensation ($)(6)	Total ($)
Robert G. Ashe(7)	85,000	140,000	1,922	226,922
Benjamin F. duPont(8)	95,000	140,000	651	235,651
Wayne Edmunds(9)	85,000	140,000	1,922	226,922
D. Robert Hale(10)	85,000	—	1,408	86,408
Alice W. Handy(11)	85,000	140,000	268	225,268
Catherine R. Kinney(12)	90,000	140,000	229	230,229
Wendy E. Lane(13)	85,000	140,000	1,922	226,922
Linda H. Riefler(14)	85,000	140,000	1,922	226,922
George W. Siguler(15)	85,000	140,000	1,922	226,922
Patrick Tierney(16)	85,000	140,000	1,922	226,922
Rodolphe M. Vallee(17)	100,000	165,000	2,264	267,264

(1)	Pursuant to MSCI’s Third Amended and Restated Articles of Incorporation, directors hold office for a term expiring at the next annual meeting of shareholders. The 2016 Board term does not coincide with MSCI’s January through December fiscal year. Amounts included in the table above represent cash earned or paid, or stock awards granted, as applicable, during the year ended December 31, 2016.
(2)	Cash amounts in this column include the annual retainers and committee member fees paid during the year ended December 31, 2016.
(3)	Represents the aggregate grant date fair value of RSUs granted in 2016 in accordance with FASB ASC Subtopic 718-10. The fair value is calculated by multiplying the closing price of our common stock on the date prior to the date of grant by the number of units awarded. Also includes cash payments received in lieu of fractional RSUs. For assumptions regarding these calculations, please see notes 1 and 8 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 24, 2017. However, the values in this column may not correspond to the actual value that will be realized by the non-employee directors at the time the RSUs vest.

(4)	On April 28, 2016, Messrs. Ashe, duPont, Edmunds, Hale, Siguler and Tierney and Mmes. Handy, Kinney, Lane and Riefler each received 1,833 RSUs (determined by dividing $140,000 by $76.36, which was the closing price per share of our common stock on the date prior to the grant date and a fractional amount equal to $32.12 was paid in cash) under the Directors Plan for the 2016 Board term. As the Lead Director, Mr. Vallee received 2,160 RSUs (determined by dividing $165,000 by $76.36, which was the closing price per share of our common stock on the date prior to the grant date and a fractional amount equal to $62.40 was paid in cash) under the Directors Plan for the 2016 Board term. The RSUs will vest on April 28, 2017. Mr. duPont and Mmes. Handy and Kinney elected to defer receipt of such shares issuable upon vesting until the 60th day after their respective “separation from service” as a director under the Deferral Plan. Mr. Hale resigned from the Board effective September 27, 2016. Upon his resignation, his unvested RSUs were cancelled and forfeited.
(5)	As of December 31, 2016, each of our non-employee directors had the following outstanding stock awards in the form of RSUs, Messrs. Ashe, duPont, Edmunds, Siguler and Tierney and Mmes. Handy, Kinney, Lane and Riefler each had 1,833 RSUs outstanding and Mr. Vallee had 2,160 RSUs outstanding.
(6)	Cash amounts in this column include dividend equivalents paid during the year ended December 31, 2016.
(7)	Mr. Ashe elected to receive 100% of the cash fees he is entitled to for the 2016 Board term in the form of our common stock, such fees consisting of a $75,000 cash retainer for his service on the Board and a $10,000 cash retainer for his service as a member of the Audit Committee. He received a total of 1,113 shares of our common stock, 427 of which were withheld to satisfy tax obligations required under Canadian law, and $11.32 as a cash payment for fractional shares. In connection with the Company’s payment of its quarterly cash dividend, Mr. Ashe also received $1,921.66 as a dividend equivalent payment for his outstanding RSUs.
(8)	Mr. duPont elected to receive $90,000 of his total fees in cash and the remainder, or $5,000, in the form of our common stock, such fees consisting of a $75,000 cash retainer for his service on the Board and a $20,000 cash retainer for his service as the Chair of the Compensation Committee for the 2016 Board term. He received a total of 65 shares of our common stock and $36.60 as a cash payment for a fractional share. Mr. duPont elected to defer receipt of such shares until the 60th day after his “separation from service” as a director under the Deferral Plan. In connection with the Company’s payment of its quarterly cash dividend, Mr. duPont also received 16 shares of our common stock and $650.68 as a cash payment for fractional shares received as a dividend equivalent payment for his outstanding RSUs and in lieu of a cash dividend payment for shares subject to his deferral election.
(9)	Mr. Edmunds received a $75,000 cash retainer for his service on the Board and a $10,000 cash retainer for his service as a member of the Audit Committee for the 2016 Board term. In connection with the Company’s payment of its quarterly cash dividend, Mr. Edmunds also received $1,921.66 as a dividend equivalent payment for his outstanding RSUs.
(10)	Mr. Hale received a $75,000 cash retainer for his service on the Board and $10,000 cash retainer for his service as a member of the Audit Committee for the 2016 Board term. In connection with the Company’s payment of its quarterly cash dividend, Mr. Hale also received $1,408.42 as a dividend equivalent payment for his outstanding RSUs. Mr. Hale directed that his cash retainers be directly paid to ValueAct Capital Management, L.P. Mr. Hale resigned from the Board effective September 27, 2016. Upon his resignation, his unvested RSUs were cancelled and forfeited.
(11)	Ms. Handy elected to receive 100% of the cash fees she is entitled to for the 2016 Board term in the form of our common stock, such fees consisting of a $75,000 cash retainer for her service on the Board and a $10,000 cash retainer for her service as a member of the Nominating Committee. She received a total of 1,113 shares of our common stock and $11.32 as a cash payment for fractional shares. Ms. Handy elected to defer receipt of such shares until the 60th day after her “separation from service” as a director under the Deferral Plan. In connection with the Company’s payment of its quarterly cash dividend, Ms. Handy also received 271 shares of our common stock and $268.41 as a cash payment for fractional shares received as a dividend equivalent payment for her outstanding RSUs and in lieu of a cash dividend payment for shares subject to her deferral election.
(12)

Ms. Kinney received a $75,000 cash retainer for her service on the Board for the 2016 Board term. She elected to receive 100% of the $15,000 cash retainer for her service as Chair of the Nominating Committee in the form of our common stock. She received a total of 196 shares of our common stock and $33.44 as a cash payment for a fractional share. Ms. Kinney elected to defer receipt of such shares until the 60th day after her “separation from service” as a director under the Deferral Plan. In connection with the Company’s payment of its quarterly cash dividend, Ms. Kinney also received 185 shares of our common stock and $229.39 as a cash payment for fractional shares received as a dividend equivalent payment for her outstanding RSUs and in lieu of a cash dividend payment for shares subject to her deferral election.
(13)	Ms. Lane received a $75,000 cash retainer for her service on the Board and a $10,000 cash retainer for her service as a member of the Compensation Committee for the 2016 Board term. In connection with the Company’s payment of its quarterly cash dividend, Ms. Lane also received $1,921.66 as a dividend equivalent payment for her outstanding RSUs.
(14)	Ms. Riefler received a $75,000 cash retainer for her service on the Board and a $10,000 cash retainer for her service as a member of the Compensation Committee for the 2016 Board term. In connection with the Company’s payment of its quarterly cash dividend, Ms. Riefler also received $1,921.66 as a dividend equivalent payment for her outstanding RSUs.
(15)	Mr. Siguler received a $75,000 cash retainer for his service on the Board and a $10,000 cash retainer for his service as a member of the Nominating Committee for the 2016 Board term. In connection with the Company’s payment of its quarterly cash dividend, Mr. Siguler also received $1,921.66 as a dividend equivalent payment for his outstanding RSUs.
(16)	Mr. Tierney received a $75,000 cash retainer for his service on the Board and a $10,000 cash retainer for his service as a member of the Compensation Committee for the 2016 Board term. In connection with the Company’s payment of its quarterly cash dividend, Mr. Tierney also received $1,921.66 as a dividend equivalent payment for his outstanding RSUs.
(17)	Mr. Vallee received a $75,000 cash retainer for his service on the Board and a $25,000 cash retainer for his service as Chair of the Audit Committee for the 2016 Board term. In connection with the Company’s payment of its quarterly cash dividend, Mr. Vallee also received $2,264.50 as a dividend equivalent payment for his outstanding RSUs.

Non-Employee Director Stock Ownership Guidelines

The Company’s stock ownership guidelines for non-employee directors were amended in April 2016. Under the revised guidelines, commencing on the date of our 2016 annual meeting of shareholders, each non-employee director must own a target number of shares of stock of the Company equal to the sum of the “net shares” resulting from the vesting of the RSUs granted to such director for each of the last five years, with such aggregate share ownership to be achieved within five years of initially being elected or appointed to the Board and maintained thereafter. “Net shares” means the number of shares that would remain if the shares resulting from the vesting of the RSUs are sold to satisfy any tax obligations (assuming a tax rate of 40%) upon either (i) the conversion of such RSUs into shares or (ii) the cessation of any tax deferral period with respect to such RSUs.

Shares that count towards satisfaction of the target level of stock ownership under these stock ownership guidelines consist of the following:

1.	Shares beneficially owned individually, either directly or indirectly (including any shares beneficially owned as a result of an election to receive a retainer (or any portion thereof), in shares);

2.	Shares beneficially owned jointly with, or separately by, immediate family members residing in the same household, either directly or indirectly;

3.	Shares underlying vested and unvested RSUs granted under the MSCI Inc. Independent Directors’ Equity Compensation Plan or the Directors Plan; and

4.	Shares for which receipt has been deferred (including any shares held through the MSCI Inc. Non-Employee Director Deferral Plan or any other deferred compensation plan maintained by the Company).

BENEFICIAL OWNERSHIP OF COMMON STOCK

Stock Ownership of Executive Officers and Directors

We require members of our Executive Committee (currently comprised of 11 senior managers, including all of our named executive officers) and our directors to comply with our stock ownership guidelines to further align their interests with the interests of our shareholders. As of the date of this Proxy Statement, all of the members of our Executive Committee and our directors are in compliance with the applicable stock ownership guidelines. See “Compensation Matters—Compensation Discussion and Analysis—Stock Ownership Guidelines” below and “Director Compensation and Stock Ownership Guidelines—Non-Employee Director Stock Ownership Guidelines” above for additional information regarding our ownership guidelines for the members of our Executive Committee and our directors, respectively.

The following table sets forth the beneficial ownership of our common stock by each of our named executive officers and directors, and by all of our directors and executive officers as of March 17, 2017, as a group. The address for each of our executive officers and directors is 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007. Percentage of share ownership amounts are based on 90,450,616 shares of our common stock outstanding as of March 17, 2017.

	Shares(1)		Right to Acquire(2)	Beneficial Ownership Total(3)	Percent of Class(4)
NAMED EXECUTIVE OFFICERS
Henry A. Fernandez	1,568,188	(5)	49,774	1,617,962	1.79%
Kathleen A. Winters	1,076		21,070	22,146	—%
C.D. Baer Pettit	145,685		—	145,685	—%
Laurent Seyer	2,743		—	2,743	—%
Diana H. Tidd	3,765		—	3,765	—%
Robert Qutub(6)	16,747	(7)	—	16,747	—%
DIRECTORS
Robert G. Ashe	8,726		1,833	10,559	—%
Benjamin F. duPont	19,891		—	19,891	—%
Wayne Edmunds	2,587		1,833	4,420	—%
Alice W. Handy	27,865		—	27,865	—%
Catherine R. Kinney	17,726		—	17,726	—%
Wendy E. Lane	2,587		1,833	4,420	—%
Jacques P. Perold	—		213	213	—%
Linda H. Riefler	13,137		1,833	14,970	—%
George W. Siguler	25,250		1,833	27,083	—%
Patrick Tierney	11,409		1,833	13,242	—%
Rodolphe M. Vallee	22,752		2,160	24,912	—%
ALL EXECUTIVE OFFICERS AND DIRECTORS AS OF MARCH 17, 2017 AS A GROUP (21 PERSONS)(8)	1,963,204		84,215	2,047,419	2.26%

(1)	Excludes shares of our common stock that may be acquired through vesting of restricted stock units (“RSUs”), including performance-based RSUs, or the exercise of stock options. Includes 20,953, 13,773 and 86 shares of our common stock for Mmes. Handy and Kinney and Mr. duPont, respectively, for which such directors have elected to defer receipt of their respective shares until the 60th day after such director’s “separation from service” as a director.

(2)	Includes shares of our common stock that can be acquired through vesting of RSUs and the exercise of stock options within 60 days of the date of this table (i.e., through May 16, 2017). Excludes 1,833 RSUs for each of Mmes. Handy and Kinney and Mr. duPont for which such directors have elected to defer receipt of their respective shares issuable upon vesting until the 60th day after such director’s “separation from service” as a director. See the “Outstanding Equity Awards at Fiscal Year-End” Table included herein for additional information regarding RSUs and stock options held by each named executive officer as of December 31, 2016.
(3)	Except as indicated in the footnotes to this table, to our knowledge each executive officer and director, as of March 17, 2017, had sole voting and investment power with respect to his or her shares of our common stock. Beneficial Ownership Totals may differ from those set forth in Statements of Changes in Beneficial Ownership reported on Form 4 filed with the SEC due to the exclusion herein of RSUs granted by the Company, as described in footnote (1) to this table.
(4)	All executive officers and directors (other than Mr. Fernandez) each beneficially owned less than 1.0% of the shares of our outstanding common stock. Percentages for each beneficial owner are calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act. Percentages for each executive officer and director as of March 17, 2017 and collectively as a group are based on the number of our shares outstanding as of March 17, 2017, which excludes shares of our common stock that can be acquired through vesting of RSUs and the exercise of stock options within 60 days of the date of this table (i.e., through May 16, 2017).
(5)	Includes 314,479 shares of our common stock held by the Fernandez 2007 Children’s Trust in which the spouse of Mr. Fernandez is the trustee and his children are the beneficiaries; and 12,255 shares of our common stock held by his children under the Uniform Transfer to Minors Act.
(6)	Mr. Qutub retired from his position as CFO of the Company effective May 2, 2016.
(7)	The share ownership amount for Mr. Qutub is as of March 2, 2017.
(8)	Shares of our common stock attributable to each of Messrs. Qutub and Hale have been excluded as Mr. Qutub is no longer an executive officer and Mr. Hale is no longer a director of the Company.

Stock Ownership of Principal Shareholders

The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock. Percentage of class amounts are based on 90,450,616 shares of our common stock outstanding as of March 17, 2017.

	Shares of Common Stock Beneficially Owned
Name and Address	Number of Shares	Percentage of Class(1)
FMR LLC 245 Summer Street Boston, MA 02210	11,739,977(2)	12.98%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,446,221(3)	9.34%

Blackrock, Inc. 55 East 52nd Street New York, NY 10055	8,169,410(4)	9.03%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	6,571,001(5)	7.26%

(1)	Because percentage of class ownership is based on the total number of shares of our common stock outstanding as of a date that differs from the date used by the principal shareholders to calculate the percentages for purposes of filing the applicable Schedule 13G or 13G/A, percentages of class ownership presented herein may differ from amounts reported in the applicable Schedule 13G or 13G/A filed with the SEC by the relevant principal shareholder.
(2)	Based on information in a Schedule 13G/A (Amendment No. 1) filed with the SEC on February 14, 2017. The Schedule 13G/A discloses that FMR LLC had sole voting power as to 1,001,614 shares of our common stock and sole dispositive power as to 11,739,977 shares. In addition, the Schedule 13G/A discloses that the person filing the report is a parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G) and the identification and classification of the subsidiaries which acquired the securities being reported on therein are set forth on Exhibit A thereto.
(3)	Based on information in a Schedule 13G/A (Amendment No. 3) filed with the SEC on February 10, 2017. The Schedule 13G/A discloses that The Vanguard Group had sole voting power as to 73,212 shares of our common stock, shared voting power as to 18,789 shares of our common stock, sole dispositive power as to 8,352,820 shares of our common stock and shared dispositive power as to 93,401 shares of our common stock. In addition, the Schedule 13G/A discloses that the person filing the report is an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E) and the identification and classification of the subsidiaries which acquired the securities being reported on therein are set forth on Appendix A thereto.
(4)	Based on information in a Schedule 13G/A (Amendment No. 4) filed with the SEC on January 25, 2017. The Schedule 13G/A discloses that BlackRock, Inc. had sole voting power as to 7,671,694 shares of our common stock and sole dispositive power as to 8,169,410 shares of our common stock. In addition, the Schedule 13G/A discloses that the person filing the report is a parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G) and the identification and classification of the subsidiaries which acquired the securities being reported on therein are set forth on Exhibit A thereto.
(5)	Based on information in a Schedule 13G/A (Amendment No. 10) filed with the SEC on February 7, 2017. The Schedule 13G/A discloses that T. Rowe Price Associates, Inc. (“Price Associates”) had sole voting power as to 1,772,057 shares of our common stock and sole dispositive power as to 6,571,001 shares of our common stock. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that all required reports during 2016 have been timely filed under the SEC’s rules for reporting transactions by executive officers and directors in our common stock.

COMPENSATION MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (referred to as the “CD&A”) section summarizes our general philosophy with regard to the compensation of our Chief Executive Officer, our Chief Financial Officer, our three next most highly paid executive officers and our former Chief Financial Officer (collectively referred to as “named executive officers” or “NEOs”). The CD&A provides context for the executive compensation disclosures presented below in both narrative and tabular form. Under its charter, the Compensation & Talent Management Committee of the Board (referred to as the “Committee” in this Compensation Matters section) reviews the Company’s compensation strategy and reviews and approves executive officer compensation as well as the Company’s compensation and benefits policies generally. The Committee approved the compensation structure and amounts for each of our named executive officers for 2016.

Our named executive officers for 2016 are:

•	Henry A. Fernandez, Chairman, Chief Executive Officer (“CEO”) and President;
•	Kathleen A. Winters, Chief Financial Officer (“CFO”);
•	C. D. Baer Pettit, Chief Operations Officer (“COO”);
•	Laurent Seyer, Chief Client Officer;
•	Diana H. Tidd, Head of Index; and
•	Robert Qutub, Former Chief Financial Officer (“Former CFO”).

Mr. Qutub retired from his position as CFO of the Company effective May 2, 2016. Ms. Winters was appointed to succeed him as CFO effective May 2, 2016.

Executive Summary

Our executive compensation program is designed to link pay to performance, encourage prudent decision-making and risk management, and create a balanced focus on short-term and long-term performance and value creation. MSCI’s overriding objective is to create value for our shareholders. To accomplish this objective, we need to drive growth through increased client penetration and product innovation while maximizing operational efficiency. In the dynamic and competitive environment in which we operate, it is imperative that we maintain a responsible executive compensation program that encourages and rewards our leaders for achieving these results.

Our compensation program includes a fixed component (base salary) and variable components (annual cash bonus and long-term incentives), emphasizes achievement against targets, and recognizes that each component serves a different purpose. This target-based incentive structure is designed to emphasize pay for performance and balance short-term and long-term incentives by awarding incentive compensation based on achievement of annual financial operating measures (as are applicable to annual cash bonuses) focused on short-term business decisions and the annual realization of our strategic priorities, and multi-year total shareholder return (“TSR”) measures (as are applicable to long-term incentive awards granted in 2016) focused on long-term shareholder value creation. A significant portion of the long-term incentive awards granted to our NEOs are granted in the form of performance stock units (“PSUs”), and in the case of our CEO, were granted entirely in the form of PSUs in 2016. We believe that this target-based incentive structure fosters a culture of high performance and accountability and promotes shareholder value creation by closely aligning executive compensation with objectively measured Company performance and strategic goal attainment.

The following table sets forth the key components of our target-based compensation program.

Elements	• Base salary • Annual Incentive Plan (“AIP”) • Long-Term Incentive Program (“LTIP”)
Philosophy

•    Each of the three components has a different purpose. The sum of the base salary, annual target cash incentive and annualized target equity incentive creates a target total compensation. Actual cash incentive and equity incentive payouts are dependent upon the achievement of the relevant AIP and LTIP goals tied directly to Company and individual performance.

2016 Business Highlights

In 2016, we continued to implement and benefit from business and organizational strategies that began in 2014. We had record performance on many fronts and built upon the strong performance of 2015. We delivered strong financial results in 2016 with achievements across various key financial and operating metrics. We achieved record recurring sales, which drove strong subscription revenue growth. We maintained operational efficiency with continued focus on expense management and productivity initiatives, driving a decline in total operating expense in 2016. The Company’s effective tax rate was also reduced in 2016.

Our progress in these areas contributed to a strong financial performance for MSCI in 2016 and positioned the Company for continued growth and profitability in the years ahead. Highlights of our operational achievements in fiscal 2016 include attaining record revenue of $1.151 billion, an Adjusted EBITDA margin(1) of approximately 50%, and diluted EPS of $2.70. In addition, we returned $857 million in capital in 2016 to shareholders through share repurchases and cash dividends. During the 12-month period following February 9, 2016, the day before the February 10, 2016 grant date for the Multi-Year PSUs (as discussed below), we had a 39% increase in stock price from a closing price of $65.08 on February 9, 2016 to a closing price of $90.33 on February 9, 2017. Below are additional business highlights. See Annex B for definitions of operating metrics and the descriptions and reconciliations of all non-GAAP financial measures referenced herein.

(1)	“Adjusted EBITDA” is defined as net income before income (loss) from discontinued operations, net of income taxes, plus provision for income taxes, other expense (income), net, depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments. See Annex B for a reconciliation to net income.

Revenue Growth

•    Operating revenues in 2016 increased $75.7 million, or 7.0%, to $1.151 billion, compared to $1.075 billion in 2015, including an increase in Index segment revenue of 9.8%.

•    Total Run Rate at December 31, 2016 grew by $74.1 million, or 6.8%, to $1.163 billion, compared to December 31, 2015.

•    Recurring subscription sales increased 9.7%, or $11.5 million, to $130.5 million in 2016.

•    Continued strong retention with full-year Aggregate Retention Rate for 2016 of approximately 93%, which reflects continuing benefit from investments made in client service and consultants in prior years.

Operating Efficiency

•    Delivered 20.8% and 18.2% growth in operating income and Adjusted EBITDA respectively, which reflected an increased focus on expense management and productivity initiatives.

•    Reduced the Company’s effective tax rate by 180 basis points, reflecting progress made in aligning our tax profile with our global operating footprint.

•    Full-year 2016 diluted EPS and adjusted EPS(1) up 33.0% and 30.6%, respectively, on strong operating results and the impact of share repurchases.

Capital Optimization

•    Returned $857 million in capital to shareholders in 2016 through share repurchases and cash dividends; a total of approximately $2.3 billion of capital has been returned to shareholders since 2012 (through February 17, 2017).

•    Increased regular quarterly cash dividend to $0.28 per share, representing $1.12 per share on an annualized basis.

•    Reduced our outstanding share count by approximately 10% through share repurchases.

•    In August 2016, successfully raised $500.0 million from the private offering of 4.75% senior notes due 2026.

(1)	“Adjusted EPS” is defined as diluted EPS before income from discontinued operations, net of income taxes and the after-tax impact of the amortization of intangible assets and, at times, certain other transactions or adjustments. See Annex B for a reconciliation of adjusted EPS to diluted EPS.

Key 2016 Compensation Decisions

We believe our executive compensation program encourages our named executive officers to deliver strong financial results that position the Company for future growth and success. With the help of its external independent compensation consultant, Semler Brossy, the Committee carefully considered relevant external and internal economic and business factors affecting named executive officer pay for 2016. To this end, the Committee considered shareholder feedback, reviewed peer compensation analyses, kept apprised of the changing legal framework affecting pay practices and reviewed the performance of our named executive officers and the Company as a whole.

In light of these considerations, and as previously discussed in our proxy statement last year, the Committee implemented a new approach to its long-term equity incentive compensation program in 2016 which is intended to closely align our executive compensation program with the Company’s long-term strategic plan. The key changes to the Company’s long-term incentive program in 2016 were as follows:

•	We significantly increased the “at-risk” portion of long-term incentive awards granted to the Company’s Executive Committee members (including all of our NEOs), including delivering 2016 equity compensation 100% in the form of PSU awards to Mr. Fernandez (and 60%—80% in the form of PSUs to our other NEOs, with the remaining portion delivered to them in the form of service-based restricted stock unit (“RSU”) awards).

•	We shifted from our historical practice of granting PSUs with financial-based performance-vesting measures (e.g., revenue growth, EPS and ROIC) to multi-year share-based performance-vesting measures (e.g., absolute and relative TSR). We believe that the use of a multi-year TSR performance metric for long-term equity incentive awards complements the annual financial and operational goals used for purposes of determining annual cash bonuses payable to executive officers under the AIP and takes into account the impact of the Company’s financial measures from top to bottom.

•	In order to further align our executive compensation program with our long-term strategic plan, we granted multi-year PSU awards (“Multi-Year PSUs”) in 2016 to our NEOs (excluding Mr. Qutub).

•	The Multi-Year PSUs cover three years of the PSU component of long-term incentive compensation and, as such, Mr. Fernandez will not receive any equity awards in 2017 or 2018 (since 100% of his equity compensation is delivered in the form of PSUs) and our other NEOs will not receive any grants of PSUs in 2017 or 2018.

•	The operative provisions of the Multi-Year PSU awards were designed to align with that which would have applied had annual PSU awards been granted in each of 2016, 2017 and 2018 in lieu of the Multi-Year PSUs. For example, in the event of an NEO’s involuntary termination of employment, the Multi-Year PSUs will vest in one-third increments based on the number of years elapsed during the three-year performance period. In addition, in order to further ensure sustainable, continued operational results, NEOs who received Multi-Year PSUs are also subject to share retention requirements for the Multi-Year PSUs (in addition to those that apply under the Company’s stock ownership guidelines, as described on page 55 below), pursuant to which they are required to hold 50% of the net shares received under the awards for the one-year period after vesting.

•	The Multi-Year PSUs will vest between 0% and 300% based on achievement of a challenging multi-year absolute TSR compound annual growth rate (“TSR CAGR”) performance metric (or a multi-year relative TSR CAGR (“Relative TSR CAGR”) performance metric applicable in certain circumstances described in more detail below) that are intended to promote a performance culture that closely aligns our executives’ interests with those of our shareholders. We believe that a payout of the Multi-Year PSUs at or above target performance would benefit our shareholders due to significant increases in our share value resulting in market-leading returns, as illustrated by the table below.

The chart presents the share price targets at the initial measurement period without taking into account the impact of unpaid dividends.

While the Multi-Year PSUs cover three years of the PSU component of long-term incentive compensation (so that Mr. Fernandez will not receive any equity awards in 2017 or 2018 and our other NEOs will not receive any PSUs in 2017 or 2018), due to SEC disclosure rules, we are required to report the total three-year value of the Multi-Year PSUs in the Summary Compensation Table this year, rather than reporting the Multi-Year PSUs on an annualized basis (i.e., one-third in each of 2016, 2017 and 2018). Because the full value of the Multi-Year PSUs granted in 2016 is required to be reported in the Summary Compensation Table in this year’s proxy statement, amounts reported in the Summary Compensation Tables to be included in our 2018 and 2019 proxy statements will be significantly less for our then active executive officers who received Multi-Year PSUs in 2016. This is because no PSU grants (and no RSU grants, in the case of Mr. Fernandez) will be made to such executive officers in 2017 or 2018.

The table below reflects how the Committee views the compensation paid to our current NEOs for 2016 (which reflects the Multi-Year PSUs (at target value) on an annualized basis—i.e., one-third of the total three-year target value) relative to the total 2016 compensation that is required to be reported for our NEOs in this year’s Summary Compensation Table pursuant to SEC rules. We believe the supplementary table below is more helpful to our shareholders in understanding the annual levels of named executive officer compensation in 2016 than the amounts presented in the Summary Compensation Table. While the table below summarizes how the Committee views our NEOs’ 2016 compensation, it is not a substitute for the tables and disclosure required by the SEC’s rules, as set forth on page 59 below.

Alternative 2016 Total Compensation Table

Name	Annualized Base Salary ($)	2016 Cash Bonus ($)		RSUs ($)		Annualized Target PSUs ($)(1)	Total 2016 Compensation ($)(2)	2016 Summary Compensation Table Total ($)(2)
Henry A. Fernandez	950,000	1,383,720		—		5,900,000	8,233,720	22,164,262
Kathleen A. Winters	525,000	874,480	(3)	520,000	(4)	780,000	2,699,480	6,823,658
C. D. Baer Pettit	454,762	967,407		400,000		1,600,000	3,422,169	6,697,899
Laurent Seyer	481,597	812,090		265,000	(5)	1,060,000	2,618,687	6,899,792
Diana H. Tidd	425,000	722,580		140,000	(5)	560,000	1,847,580	3,996,582

(1)	The amounts in this column reflect the annualized target value (i.e., one-third of the target value) of the Multi-Year PSUs granted to the NEOs in 2016. The actual accounting target value for the Multi-Year PSUs granted to Messrs. Fernandez and Seyer (as reflected in the tables that follow the CD&A) differ from target values reflected in the table above since a portion of the Multi-Year PSUs granted to Messrs. Fernandez and Seyer were granted contingent upon shareholder approval of our 2016 Omnibus Incentive Plan (the “Omnibus Plan”) at our 2016 annual meeting of shareholders.
(2)	The amounts reflected in the “Total 2016 Compensation” column above reflect how the Committee views the core components of our executive compensation program in 2016 relative to the total compensation that is required to be reported in this year’s Summary Compensation Table for 2016, and this column does not reflect all amounts included in the “Total” column of the Summary Compensation Table for 2016 (as depicted in the table above), including the amounts set forth in the “All Other Compensation” column of the Summary Compensation Table for 2016 or the amounts described in footnotes (3), (4) and (5) of this table set forth below (which are also reflected in the “Total” column of the Summary Compensation Table for 2016, as depicted above).
(3)	Ms. Winters’ 2016 cash bonus amount reflected in this table does not include the first installment of a one-time sign-on cash bonus that is payable to Ms. Winters in two equal installments in 2016 and 2017 pursuant to the terms of her offer letter entered into in connection with the commencement of her employment in 2016. The first installment is disclosed in the Summary Compensation Table for 2016. For additional details regarding Ms. Winters’ offer letter with the Company, see page 54 of this Proxy Statement.
(4)	The value reflected for RSUs granted to Ms. Winters does not include a one-time sign-on RSU award granted to Ms. Winters in connection with the commencement of her employment in 2016 to compensate her for equity incentive awards that she forfeited at her previous employer as a result of her resignation. The value of the sign-on RSU award is disclosed in the Summary Compensation Table for 2016. For additional details on the one-time sign-on RSU award granted to Ms. Winters in 2016, see page 55 of this Proxy Statement.
(5)	The values reflected for RSUs granted to Mr. Seyer and Ms. Tidd in 2016 do not include one-time special RSU retention awards granted in 2016 which were intended to provide retention incentives to Mr. Seyer and Ms. Tidd and were granted in recognition of Mr. Seyer’s expanded role and Ms. Tidd’s contribution to and leadership of the Company’s Index segment. The value of such one-time special RSU retention awards are disclosed in the Summary Compensation Table for 2016. For additional details on the special one-time RSU retention awards granted to Mr. Seyer and Ms. Tidd in 2016, see page 53 of this Proxy Statement.

For more information on the Multi-Year PSUs granted to our NEOs in 2016 and the changes made to our long-term equity incentive program, see “—Elements of Executive Compensation—Variable Compensation—Long-Term Equity Incentive Compensation Program” below.

Executive Compensation Practices

Our executive compensation practices incorporate the following corporate governance best practices that protect the interests of our shareholders and are consistent with high standards of risk management.

What We Do	What We Don’t Do

✓        Emphasize variable compensation (CEO: 89%; other NEOs: 83%)

✓        Have formula-based annual cash incentives

✓        Equity awards subject to vesting requirements (generally three-year ratable for RSUs and three-year cliff for PSUs)

✓        Impose stock ownership guidelines and requirements on Executive Committee members, which includes all of our NEOs (CEO: 6x annual base salary; other NEOs: 3x annual base salary)

✓       Include clawback provisions in equity awards for executive officers

✓        Provide for double-trigger vesting upon a change in control

✓        Have restricted dividend equivalents on performance vesting awards that are only paid if and when the underlying award vests

✓        2016 CEO multi-year equity grant entirely in PSUs tied to multi-year TSR performance metrics focused on long-term shareholder value creation

✓        Multi-Year PSUs require additional holding of 50% of the net shares received for a one-year period after vesting

✓        Have an independent compensation consultant

X       Do not provide gross-ups to cover excise taxes

X       Do not have any employment agreements with our executive officers

X       Do not allow any employees, including all NEOs, to hedge or pledge the Company’s common stock or engage in short sales, purchases or sales of puts or calls and trading on a short-term basis in the Company’s common stock

X       Do not allow repricing of options or stock appreciation rights (“SARs”) awards without shareholder approval

X       Do not provide perquisites for NEOs or any other employees

X       Do not provide for “liberal” share recycling when shares are tendered or withheld to satisfy tax withholding obligations or as payment of for an option exercise

Executive Compensation Philosophy and Goals

We evaluate our executive compensation structure on an annual basis to ensure alignment with our compensation philosophy and business strategy. Our compensation philosophy centers around maintaining a compensation program for our named executive officers that is designed to promote the achievement of our short-term and long-term financial and strategic goals. The goals of the Company include driving long-term sustainable growth, profitability and shareholder value creation by protecting and building our existing businesses, developing innovative and competitive products, pursuing growth opportunities, and strengthening our technology platform. Our executive compensation program is designed to provide a framework to advance these goals and encourage our named executive officers to make a long-term commitment to the Company. We also believe that the majority of compensation should be based on performance of the Company, the business/functional unit and the individual.

The primary objectives of our executive compensation program are to:

•	Promote achievement of the Company’s financial and strategic goals and provide alignment with the strategic objectives of our multi-year strategic plan;

•	Attract, retain and motivate top-level talent. Our compensation program aims to provide each named executive officer with compensation opportunities that are competitive with market practices. We seek to maintain a competitive posture in attracting and retaining executives, while preserving an appropriate cost structure. Accordingly, we use market data prepared by third parties to annually assess the competitiveness of our compensation levels and, where appropriate, adjust compensation amounts to account for such factors as the executive’s level of experience, responsibilities and expected future contributions;

•	Reward executives for individual and team accomplishments, as well as Company performance. Our compensation program is structured to reward executives for performance. Accordingly, the program is weighted toward variable compensation, with base salary being the only component that is fixed each year; and

•	Align the long-term interests of our executives with those of our shareholders by promoting actions that will allow for sustainable top- and bottom-line growth opportunities and capital returns to shareholders. Accordingly, a significant portion of the total compensation program is equity-based. In order to further align the interests of our senior management with the long-term interests of our shareholders, we have adopted stock ownership guidelines for members of our Executive Committee. See “—Stock Ownership Guidelines” below.

Our executive compensation philosophy provides a compensation structure which pays our NEOs base salaries that represent a relatively small percentage of their total compensation, while offering them the opportunity to earn a significant portion of their compensation in the form of variable compensation—i.e., annual cash bonuses and long-term incentive awards. This emphasis on variable compensation is illustrated in our pay mix charts below, which are based on how the Committee views the compensation paid to our CEO and other NEOs in 2016 and include the mix of base salary, the actual annual cash incentives paid to our NEOs and the annualized target value of the Multi-Year PSUs (i.e., one-third of the target value) for the CEO and the average of the other current NEOs (excluding Mr. Qutub).

(1)	The above pay mix charts are based upon the annualized base salary, the actual annual cash incentive paid to our NEOs and the annualized target value of the Multi-Year PSUs (i.e., one-third of the target value) of each of the NEOs as set forth on the table on page 39 above. The pay mix charts do not take into account (i) the first installment in 2016 of a one-time sign-on cash bonus that is payable to Ms. Winters in two equal installments in 2016 and 2017 and Ms. Winters’ one-time sign-on RSU award, in each case, paid pursuant to the terms of her offer letter entered into in connection with the commencement of her employment in 2016 (described in more detail on page 54 below) or (ii) the one-time special RSU retention awards granted to Mr. Seyer and Ms. Tidd in 2016 (described in more detail on page 53 below).

Determination of Executive Compensation—Considerations & Process

The Company does not have any individual employment, severance, or similar agreements with its named executive officers, and therefore, our named executive officers are employees “at will.” As a result, the Company is not contractually bound to compensate the named executive officers in a specific manner or amount and has the flexibility to alter or revise its compensation programs as circumstances dictate. The CEO makes recommendations to the Committee on compensation for named executive officers other than himself and the Committee takes these recommendations into consideration in reaching its compensation decisions. The Committee has sole authority to make final compensation decisions relating to the NEOs.

The Committee selected and engaged Semler Brossy as its independent compensation consultant to assist with a range of executive compensation matters, including the overall design of our executive compensation program, selection of peer group companies, provision of competitive market data and other matters related to our named executive officer compensation program. During 2016, Semler Brossy was present at all Committee meetings and provided consultation on executive compensation matters. The Committee recognizes that it is important to receive objective advice from its outside advisor. Therefore, Semler Brossy reports directly to the Committee, and the Committee, pursuant to its charter, maintains sole responsibility for retaining or terminating the compensation consultant. Semler Brossy did not provide any other services to MSCI during 2016.

The Committee takes into account a range of factors in determining compensation components and setting compensation amounts. Among others, these factors include peer group analyses provided by Semler Brossy (used as a reference without benchmarking to a specified target), named executive officer performance against annual goals, compliance with §162(m) of the IRC (as described below), various financial and operational metrics and key performance indicators (“KPIs”). The weight attributed to each individual factor may change from time to time, depending on the circumstances of such decisions. We believe this continues to be the best approach for the Company, as it enables the Committee to balance competing interests, address evolving concerns and meet Company objectives.

Shareholder Engagement

When our Compensation Committee redesigned our compensation program during fiscal years 2015 and 2016, we sought to better align pay with performance by placing greater emphasis on variable performance-based compensation incentives. The Committee also took into account feedback provided by our shareholders and carefully reviewed and considered the results of our shareholders’ advisory say-on-pay vote in evaluating the Company’s compensation practices and in determining compensation amounts for 2016. In 2016, 96.4% of our shareholders supported our compensation programs and executive pay, as indicated by the say-on-pay vote, and 95.4% of our shareholders approved our Omnibus Plan. Following the rollout of the 2016 compensation program, we have engaged with, and obtained feedback from, shareholders representing approximately 42% of our outstanding shares. The majority of the shareholders we engaged with were generally supportive of the long-term incentive program that we put in place in 2016 and its alignment with pay for performance. None of the shareholders we spoke with expressed any significant concerns with the grant of Multi-Year PSUs. The shareholders we spoke with generally favored long-term equity grants with a performance component rather than service-based RSUs. A number of shareholders commented specifically that they supported the Committee’s decision to award our CEO 100% of his equity incentive in the form of PSUs.

The Company will continue to maintain an active dialogue with shareholders and evaluate feedback on issues of importance to them, including the metrics that drive each of our NEO’s long-term incentive compensation. Additionally, our Board has recommended that we continue to hold an annual advisory say-on-pay vote for our shareholders to approve our executive compensation program. See Proposal No. 3 of this Proxy Statement for additional information regarding the advisory frequency of say-on-pay vote that our shareholders are being asked to vote on at this year’s annual meeting.

Elements of Executive Compensation

Our executive compensation program generally has consisted of the following elements:

The primary objectives for each element of our executive compensation program are outlined in the chart below and described in further detail where noted.

Compensation Element	Purpose	Design
Annual Base Salary (starts on page 44)	• The only fixed component of our executive compensation program • Provides certainty and predictability to meet ongoing living and other financial commitments	• Generally, base salaries are set at competitive market rates
Annual Incentive (Cash Bonus) (starts on page 46)	• Intended to drive one year performance results against financial targets and other Company, individual and leadership focused goals	Metrics vary by executive, but include: • Revenue • Operating Income • Net New Sales • Contribution Margin (expressed in dollars) • Key Performance Indicator/Leadership Goals
Long-Term Incentives (starts on page 50)

•    Intended to closely align management’s interests with the long term best interests of the Company and our shareholders over the long term and to promote the retention of key members of our management team

•    PSUs cliff-vest subject to performance after three years

•    Vesting based on level of achievement of the applicable absolute TSR compound annual growth rate (“TSR CAGR”) or relative TSR CAGR (“Relative TSR CAGR”) performance metrics measured over the performance period

•    50% of net shares after tax required to be held for a one-year period after vesting

•    RSUs service-vest in three equal annual installments on the first, second and third anniversaries of the grant date

•    Equity award value is set at a premium for our CEO due to the greater percentage of at-risk compensation (all PSUs with no service-based RSUs) and possible variability of TSR CAGR relative to operational financial metrics

•    Termination provisions consistent with those applicable to annual PSU awards

Fixed Compensation

Annual Base Salary

Base salary is the only fixed component of our executive compensation program. The annual base salary element offers our named executive officers a measure of certainty and predictability to meet ongoing living and other financial commitments. In setting base salaries for our named executive officers, the Committee has sought to establish base salary rates that are competitive with those provided for similar positions at companies in our peer group. The Committee reviews the base salaries of our named executive officers on an annual basis.

In 2016, our NEOs’ base pay was not increased, except for Ms. Tidd, who received an increase in base salary from $350,000 to $425,000, to reflect her expanded responsibilities leading the Index product segment.

Name	2016 Base Salary Rate
Henry A. Fernandez	$950,000
Kathleen A. Winters	$525,000
C. D. Baer Pettit	£335,548
Laurent Seyer	£355,348
Diana H. Tidd	$425,000
Robert Qutub(1)	$525,000

(1)	Mr. Qutub retired from his position as CFO of the Company effective May 2, 2016.

Effective January 1, 2017, Mr. Pettit received an increase in base salary from £335,548 to £472,000; Mr. Seyer received an increase in base salary from £355,348 to £472,000; and Ms. Tidd received an increase in base salary from $425,000 to $525,000. These increases reflect competitive market practice for their respective roles and expanded responsibilities.

Variable Compensation

The variable elements of our target-based incentive compensation program include both an annual cash incentive and long-term equity incentive component. In determining target cash and equity incentive compensation amounts for each named executive officer, the Committee takes into account a number of factors, including: the differences in relative responsibilities; the ability to impact overall Company performance; Company, product segment and individual performance; and historical compensation and peer group analyses (used as a reference without benchmarking to a specified target).

The variable compensation actually paid to our NEOs is subject to complementary performance metrics which are designed to emphasize pay for performance and balance short-term and long-term incentives and takes into account input from our shareholders, as follows:

2016 Variable Compensation

AIP Awards

Annual cash bonuses are earned under the AIP for 2016 based on achievement of annual Company and product segment financial operating measures (including, revenue, operating income, net new sales and contribution margin) and key performance indicators/leadership goals

LTIP Awards

Long-term incentive awards for 2016 were granted in the form of Multi-Year PSUs earned based on the achievement of multi-year TSR performance metrics and, for our NEOs other than our CEO, RSUs which service-vest in three equal annual installments on the first, second and third anniversaries of the grant date

There is no minimum or guaranteed amount of variable compensation payable to the named executive officers, meaning that the Committee could choose not to pay variable compensation to named executive officers with respect to any year. If the Committee makes a decision to award variable compensation, it determines each component individually based on the factors described above, subject to an annual cap for each NEO established in accordance with MSCI’s performance plan implemented under §162(m) of the IRC.

Annual Incentive Plan (AIP)

The Company’s annual incentive plan (AIP) closely aligns management’s interests with those of shareholders by employing a formulaic approach that takes into account specific financial criteria and KPIs when determining cash incentives. The Committee believes that subjecting a portion of the cash incentive to pre-established performance targets further promotes shareholder value creation by more directly aligning executive compensation with Company performance and strategic goal attainment.

Each named executive officer is eligible to earn an annual target cash incentive under the AIP. The table below sets forth the 2016 target cash incentive opportunities for the named executive officers under the AIP. Our NEOs’ 2016 annual target cash incentive awards were not changed from 2015 (other than Ms. Tidd’s, whose annual target cash incentive was increased by $50,000 relative to 2015 to reflect the expansion of her responsibilities leading the Index product segment and Mr. Fernandez’s, whose annual target cash incentive was increased by $1,875 to $1,200,000 for ease of administration).

Name	2016 Target Cash Incentive ($)
Henry A. Fernandez	$1,200,000
Kathleen A. Winters	$800,000
C. D. Baer Pettit	$850,000
Laurent Seyer	$850,000
Diana H. Tidd	$600,000

Under the AIP, participants may receive between 0% and 150% of their target cash incentive opportunity based on attainment of the level of financial performance metrics (weighted at 70%) and KPIs (weighted at 30%). For 2016, the target cash incentive opportunity, metrics, and corresponding weightings for our NEOs (excluding Mr. Qutub, who was not eligible for a 2016 annual bonus) are included in the table set forth below:

		Financial Component – Overall weighting of 70%									Key Performance Indicators (KPIs)
		MSCI Metrics				Product Metrics
Name	2016 Target Cash Incentive ($)	Revenue	Operating Income	Total Net New Sales	Capital Expenditures	Segment Revenue	Segment Contribution Margin	Analytics Total Net New Sales	Index Total Net New Sales	“All Other” Total Net New Sales
Henry A. Fernandez	$1,200,000	17.5%	28.0%	17.5%	7.0%						30.0%
Kathleen A. Winters	$800,000	17.5%	28.0%	17.5%	7.0%						30.0%
C. D. Baer Pettit	$850,000	17.5%	28.0%	17.5%	7.0%						30.0%
Laurent Seyer	$850,000	7.0%	10.5%					21.0%	21.0%	10.5%	30.0%
Diana H. Tidd	$600,000					14.0%	28.0%		28.0%		30.0%

The threshold, target, and maximum for each financial component making up the Annual Incentive Plan, as well as the actual results attained for 2016, are included in the table set forth below.

		Threshold		Target		Maximum		Actual
Metrics	Target $MM	% of Target	Payout (% of Opportunity)	% of Target	Payout (% of Opportunity)	% of Target	Payout (% of Opportunity)	% of Target	Payout (% of Opportunity)
MSCI Revenue	1,154.7	95%	50%	100%	100%	105%	150%	99.7%	96.5%
MSCI Operating Income	460.4	90%	50%	100%	100%	110%	150%	106.0%	130.1%
MSCI Total Net New Sales	93.7	80%	50%	100%	100%	120%	150%	103.0%	107.6%
Capital Expenditures	43.0	120%	50%	100%	100%	80%	150%	99.2%	102.1%
Index Revenue	607.2	90%	50%	100%	100%	110%	150%	101.0%	105.2%
Segment Contribution Margin	457.5	85%	50%	100%	100%	115%	150%	102.9%	109.5%
Analytics Total Net New Sales	37.4	70%	50%	100%	100%	130%	150%	66.6%	0.0%
Index Total Net New Sales	38.8	75%	50%	100%	100%	125%	150%	143.7%	150.0%
“All Other” Total Net New Sales (1)	17.5	65%	50%	100%	100%	135%	150%	90.9%	87.0%

(1)	“All Other” consists of Net New Sales for our Real Estate and ESG segments.

The KPI component is weighted at 30% for all named executive officers. In assessing the KPI component, the Committee took into account the performance of each NEO, as described below. See Annex B for definitions of Adjusted EBITDA, Aggregate Retention Rate, Run Rate and a reconciliation of Adjusted EBITDA to net income, Adjusted EBITDA expenses to Operating Expenses, Adjusted EPS to EPS and other information regarding the use of non-GAAP financial measures.

Henry A. Fernandez, CEO

•	Achieved strong operating results, which combined with the decline in effective tax rate and share repurchases, drove increases of 33.0% and 30.6% for Diluted EPS and Adjusted EPS, respectively, compared to the prior year.

•	Conducted a comprehensive internal review to identify and effect operational efficiency, which resulted in Adjusted EBITDA growth of 18.2% compared to the prior year and an increase in full year Adjusted EBITDA margin from 44.8% to 49.5%.

•	Achieved record recurring, one-time and gross sales, which were up 9.7%, 46.4% and 15.2% year-over-year, respectively.

•	Grew subscription revenue year-over-year by 7.2% (or 7.8% excluding the impact of foreign currency exchange rate fluctuations).

•	Oversaw the redesign of the Company’s compensation programs to better connect pay and performance by aligning payouts more closely with our strategic priorities and individual results, as well as implementation of our Coverage Incentive Plan globally, which is based on sales and retention targets.

•	Expanded our Key Account Program across additional key strategic and growth accounts to continue to establish MSCI as a client-centric firm.

•	Drove the successful execution of more than $750 million of share repurchases, a highly attractive $500 million financing transaction, and the reduction of our effective tax rate by 180 basis points.

•	Achieved a 13.7% increase in employee engagement in 2016 compared to 2015, which reflects the Company’s ongoing focus on developing a stronger culture of performance and accountability. This increase is primarily driven by more employees reporting pride in the Company (up 10.6%), a stronger likelihood of recommending MSCI as a place to work (up 17.9%) and as a place with which to do business (up 8.4%).

Kathleen A. Winters, CFO

•	Strengthened the financial management of the Company by implementing processes to project and track investment returns, perform profitability analysis, enhance visibility, and improve forecasting to drive more intelligent decision making and better financial results.

•	Drove a 7.2% (or 7.8%, excluding the impact of foreign currency exchange rate fluctuations) growth in subscription revenue combined with a strong focus on expense management and operational efficiency, resulting in a 2.0% decline in Adjusted EBITDA expenses(1), 18.2% Adjusted EBITDA growth and an increase in full year Adjusted EBITDA margin from 44.8% to 49.5%.

•	Executed global tax strategy focused on aligning our tax profile with our global operational footprint, enabling us to deliver on our commitment to lower our effective tax rate over a multi-year period (lowered our 2016 effective tax rate to 32.4% from 34.2% in 2015).

•	Proactively managed the Company’s capital structure by successfully executing more than $400 million(2) of share repurchases, a $500 million financing transaction, the divestiture of a non-core business, as well as executing on two strategically important partnerships.

•	Completed a thorough review of the finance organization and developed a plan to create a high performance culture by strengthening engagement and accountability, building the talent pipeline, providing career development opportunities and developing a finance learning program.

C. D. Baer Pettit, COO

•	Achieved a 9.8% increase in Index segment operating revenues to $613.6 million from $559.0 million in 2015.

•	Achieved year-over-year Index segment Run Rate growth of 9.4% to $623.7 million compared to $569.9 million as of December 31, 2015.

•	Continued to drive profitability in our Analytics segment, resulting in an improvement of 34.6% in Adjusted EBITDA with Adjusted EBITDA margin of 28.7% in 2016, compared to 22.0% in 2015.

•	Continued focus on expense management and productivity initiatives that drove a 2% reduction in Adjusted EBITDA expenses from $593.3 million in 2015 to $581.2 million in 2016.

•	Achieved a 19.6% increase in ESG revenues to $45.0 million in 2016 and returned the real estate product line to profitability.

•	Drove substantial innovation and growth through new product development process enhancements across all of our segments, and made significant progress on key growth areas such as Factors, ESG, Fixed Income and Managed Services.

•	Implemented a new operating management system and project investment control framework to drive growth and innovation in an efficient manner.

Laurent Seyer, Chief Client Officer

•	Achieved record recurring, one-time and gross sales, which were up 9.7%, 46.4% and 15.2% year-over-year, respectively.

•	Consolidated and expanded the Senior Account Management Program by establishing a standard framework and infrastructure and use of KPIs, as well as broadening the program to include an

(1)	“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets. See Annex B for a reconciliation to Operating Expenses.
(2)	Reflects share repurchases made from May 2, 2016 (Ms. Winters’ effective start date with MSCI) through December 31, 2016.

additional tier of clients to continue creating a clear focus on our key clients through a better knowledge of their needs and a closer engagement with the C-level suite.

•	Integrated the ESG and Real Estate sales team under the Regional Coverage teams for greater effectiveness and efficiency, and strengthened the MSCI suite of offerings for our clients.

•	Implemented and executed our Coverage Incentive Plan in our continued effort to drive the appropriate focus, behaviors and performance culture within the client coverage organization.

•	Created new metrics to track the client experience, improve our productivity ratios, sales efficiency, lifetime value analysis and improve our approach to drive strategic decisions globally and by region, country, product line, individual contributor, client segment and teams.

•	Implemented the new Service Model initiative to align our strategic focus on becoming a more client-centric firm with improving our relationships at the C-level suite in our most important accounts and supporting our clients in achieving their strategic goals, holding over 250 C-suite meetings globally throughout the year.

•	Enhanced sales force efficiency and productivity and reduced direct departmental expenses each of the last two years, with a $1.8 million reduction from 2015.

Diana H. Tidd, Head of Index

•	Took on leadership of the Index product line in October 2015 and successfully implemented a strategy and operating plan through 2016.

•	Achieved a 9.8% increase in Index segment operating revenues to $613.6 million from $559.0 million for 2016.

•	Delivered $431.5 million in Adjusted EBITDA and a 70.3% Adjusted EBITDA margin, within our segment long-term target range of 68% to 72%.

•	Achieved year-over-year Index segment Run Rate growth of 9.4% to $623.7 million compared to December 31, 2015.

•	Increased speed to market of new products with 78 new products and enhancements facilitated by new internal tools, an increase of 39% over 2015, and licensed indexes to be used as the basis of 151 new ETFs in 2016.

•	Maintained MSCI’s position as the #1 provider of indexes as measured by the number of equity ETFs linked to MSCI indexes (910 ETFs listed globally against MSCI indexes as of Dec 31, 2016).

Actual cash incentives paid in respect of 2016 were based on actual performance against the financial and KPI targets, under the AIP as set forth in the table below. Given our strong financial performance, coupled with above-target payouts on the KPI goals, our NEOs generally received cash incentives for 2016 that were roughly at or somewhat above their target values.

		2016 Financial Payout (70% weighting at target)		2016 KPI Payout (30% weighting at target)		2016 Total Actual Cash Incentive (Total)
Name(1)	2016 Target Cash Bonus ($)	Value ($)	as % of Target	Value ($)	as % of Target	Value ($)	as % of Target
Henry A. Fernandez	$1,200,000	951,720	113.30%	432,000	120.0%	1,383,720	115.3%
Kathleen A. Winters	$800,000	634,480	113.30%	240,000	100.0%	874,480	109.3%
C. D. Baer Pettit	$850,000	674,140	113.30%	293,267	115.0%	967,407	113.8%
Laurent Seyer	$850,000	518,840	87.20%	293,250	115.0%	812,090	95.5%
Diana H. Tidd	$600,000	524,580	124.90%	198,000	110.0%	722,580	120.4%

(1)	Mr. Qutub retired from his position as CFO of the Company effective May 2, 2016 and did not receive a cash incentive in respect of 2016.

Long-Term Equity Incentive Compensation Program (LTIP)

The Committee believes that MSCI’s executive compensation program should reinforce a pay for performance culture that aligns the interests of our executives with those of our shareholders by incorporating the achievement of both annual financial metrics and multi-year share-based performance metrics into variable compensation awards. As such, recognizing that our previous annual equity compensation structure did not align with or support the execution of the Company’s long-term strategy, in February 2016, we refocused our long-term incentive program by granting our executives Multi-Year PSU awards that vest based on achievement of challenging three-year TSR-based performance metrics, which the Committee believes complement the annual financial and operational measures applicable to annual cash incentive awards under the AIP that serve to focus our executives on short-term business decisions and the annual realization of our strategic priorities. We believe this combination of the Multi-Year PSUs, together with the annual cash bonuses payable under the AIP, serves to closely align our executives’ interests with those of the Company’s shareholders.

Under our long-term equity incentive compensation program, in furtherance of our pay for performance philosophy, Mr. Fernandez received 100% of his 2016 equity incentive grant in the form of PSUs. The operational members of the Company’s Executive Committee, including Messrs. Pettit and Seyer and Ms. Tidd, will each receive his or her equity incentive grant 80% in the form of PSUs and 20% in the form of service-vesting RSUs. The staff members of the Company’s Executive Committee, including Ms. Winters, each receive his or her equity incentive grant 60% in the form of PSUs and 40% in the form of service-vesting RSUs. The target equity mix for 2016 for each category of Executive Committee members is set forth in the chart below.

In connection with the changes made to our long-term incentive program in 2016, as previously disclosed in the Company’s 2016 proxy statement, in early 2016, the Committee granted Multi-Year PSUs under the Company’s long-term equity incentive compensation program to each NEO (excluding Mr. Qutub). The Multi-Year PSUs cover three years of the PSU component of equity compensation, and, as such, the Committee will not grant any additional PSUs to our NEOs who received a Multi-Year PSU award until 2019. More specifically, Mr. Fernandez, who was granted only PSUs in 2016, will not receive any additional equity awards until 2019. Our NEOs who received a Multi-Year PSU award and an RSU award as a component of their equity compensation will continue to be granted RSUs annually (but not PSUs), the number of which is determined each year in connection with the grant of the RSUs. Such RSUs service-vest in three equal annual installments on the first, second and third anniversaries of the grant date. The Committee believes that the grant of the Multi-Year PSUs to our NEOs (excluding Mr. Qutub) in 2016 will provide greater incentives for the execution of the Company’s three-year strategic plan and the creation of additional long-term value-enhancing corporate development initiatives.

The Multi-Year PSUs will cliff-vest on February 8, 2019, subject generally to the executive’s continued employment with the Company, and reflect the right to receive between 0% and 300% of the target number of shares underlying the award based on the Company’s level of achievement of the applicable absolute TSR CAGR or relative TSR CAGR performance metrics measured over a minimum three-year performance period. Achievement of the Relative TSR CAGR performance metric is determined based on the percentile ranking of the Company’s TSR CAGR relative to other companies that were constituents of the MSCI USA Mid Cap Index (the “MidCap Index”) as of February 9, 2016. The initial three-year performance period may be extended for an additional period of six months only in the event that both the TSR CAGR and Relative TSR CAGR performance metrics achieved by the Company are below the specified threshold performance levels. We believe this extension period allows performance to be evaluated on a “smoothed out” equitable basis and discourages the appearance of driving performance too narrowly to a targeted date and, in the event of an unforeseen market disruption, it allows time for the markets to potentially stabilize and the stock to return to levels more reflective of the underlying performance of the Company over the performance period.

We believe that the use of absolute TSR CAGR is a sound metric for the multi-year grants and complements the annual financial targets for the Company, which are used for purposes of determining any annual cash bonuses payable to our executives. We further believe these absolute TSR CAGR goals represent rigorous, yet realistic performance hurdles, particularly in light of historical absolute TSR CAGR performance of the MidCap Index and MSCI. In reviewing three-year rolling periods beginning in 1998, the MidCap Index achieved a +10% TSR CAGR 56% of the time. Based on three-year rolling periods since MSCI went public in 2007, MSCI achieved a +10% TSR CAGR 57% of the time. The table below sets forth the TSR CAGR adjustment percentage applicable to the Multi-Year PSUs.

Annualized TSR CAGR (%)	Adjustment Percentage (%)
30.00 (maximum)	300
20.00	200
10.00 (target)	100
8.67	50
8.00	25
< 8.00	0

In addition, we believe that the Relative TSR CAGR “floor” is an important component because it is a “circuit breaker” in the event that there is significant market dislocation right around the measurement period, which is out of the control of the management team. Relative TSR CAGR performance is assessed when performance of TSR CAGR is achieved below 8.67% (i.e., where Relative TSR CAGR performance would result in an adjustment percentage of less than 50%). If Annualized TSR CAGR is achieved below 8% and Relative TSR CAGR is below the 60th percentile of the Midcap Index, the PSUs will be forfeited. The Relative TSR CAGR adjustment percentage is as follows:

Relative TSR CAGR (%)	Adjustment Percentage (%)
60th percentile	50
< 60th percentile	0

As discussed above, achievement of the absolute or relative TSR CAGR performance metrics will be measured over a minimum three-year performance period beginning on February 9, 2016. If achievement of the absolute or relative TSR CAGR performance metrics are below certain specified levels on the first measurement date (February 8, 2019), performance will be re-measured on August 8, 2019. Given that the long-term incentive compensation granted to our NEOs (excluding Mr. Qutub) in 2016 was heavily weighted in the form of at-risk Multi-Year PSUs, we designed the performance period extension and the Relative TSR CAGR “floor” to ensure that our NEOs are properly incentivized. Unlike our shareholders who have the ability to adjust their investment strategy in light of market disruptions (or otherwise maintain their strategy until markets stabilize), our NEOs do not have the same flexibility in regards to the ultimate value they will receive from the Multi-Year PSUs at the end of a fixed performance period. These “backstop” design features incorporated into the Multi-Year PSUs serve to limit the potential impact to our executives of any unforeseen market disruptions at end of the fixed initial three-year performance period that are not accurately reflective of Company performance during such period.

The termination provisions applicable to the Multi-Year PSU awards were designed to mirror those that would have applied had annual PSU awards been granted in each of 2016, 2017 and 2018 in lieu of the Multi-Year PSUs. For example, in the event of an NEO’s involuntary termination of employment, the Multi-Year PSUs will vest in one-third increments based on the number of years elapsed during the initial three-year performance period. In addition, NEOs who received Multi-Year PSUs are also subject to share retention requirements for the Multi-Year PSUs (in addition to those that apply under the Company’s stock ownership guidelines, as described on page 55 below), pursuant to which they are required to hold 50% of the net shares received under to the awards for the one-year period after vesting.

In determining the target value of the Multi-Year PSUs, the Committee took into consideration executive officer performance and potential future contributions, peer group analyses, and the increased at-risk portion of equity incentive compensation in relation to the executive officer (i.e., the greater portion of equity compensation delivered in the form of at-risk Multi-Year PSUs, relative to our peer group practices and our prior years’ practice). Based on these considerations, the Committee determined the appropriate annual target value of the long-term incentive grants and then multiplied the annual PSU target value by three in order to cover three years of grants recognizing that current NEOs will not receive any PSU grants in 2017 or 2018.

Considerations:		ð	Based on these considerations, the Committee determined the appropriate annual target value of the long-term incentive grants	ð	To determine the total
• • •	Executive officer performance and potential future contributions Peer group analyses Increased at risk portion of equity incentive compensation (i.e., higher % delivered in the form of PSUs)				multi-year target value of the PSUs, the Committee multiplied the annual PSU target value by three (in order to cover three years of grants and recognize that current NEOs will not receive any PSUs in 2017 or 2018)

While the Multi-Year PSU awards cover three years of annual equity compensation for Mr. Fernandez (and the PSU component of equity compensation for the other NEOs (excluding Mr. Qutub)), due to SEC disclosure rules, we are required to report the entire three-year value of these awards in this year’s Summary Compensation Table on page 59, rather than reporting these awards on an annualized basis consistent with how the Committee views the awards. Because the full value of the Multi-Year PSUs granted in 2016 is required to be reported in the Summary Compensation Table in this year’s proxy statement, amounts reported in the Summary Compensation Tables to be included in our 2018 and 2019 proxy statements will be significantly less for our then active executive officers who received Multi-Year PSUs in 2016. This is because no PSU grants (and no RSU grants, in the case of Mr. Fernandez) will be made to such executive officers in 2017 or 2018.

As discussed above, in addition to the Multi-Year PSUs, our NEOs (other than Mr. Fernandez) were granted a portion of their long-term incentive awards in 2016 in the form of service-vesting RSUs, the number of which was determined in 2016 in connection with the grant of the RSUs. These RSUs vest in equal annual installments over the first three anniversaries of the date of grant. While these RSU awards do not have explicit performance-vesting conditions, the ultimate value that may be delivered to our NEOs from these awards depends on our future stock price performance.

The target equity value for each named executive officer is set forth in the table below. This table is supplementary to the Summary Compensation Table and is intended to illustrate how the Committee views the awards. On the left, the target value of the PSUs has been included on an annualized basis, taking into account the fact that none of the named executive officers will receive PSUs in 2017 or 2018 – i.e., the PSUs have been divided by three to recognize that the awards are intended to cover three years of PSUs. On the right, the full multi-year target value of the PSUs has been included.

In $000s, unless otherwise noted	Annualized Basis					Targeted Multi-Year Value
	Value			Equity Mix		Value			Equity Mix
Name	RSUs	PSUs	Total	RSUs	PSUs	RSUs	PSUs(1)	Total	RSUs	PSUs
Henry A. Fernandez	$0	$5,900	$5,900	0%	100%	$0	$17,700	$17,700	0%	100%
Kathleen A. Winters(2)	$520	$780	$1,300	40%	60%	$520	$2,340	$2,860	18%	82%
C.D. Baer Pettit	$400	$1,600	$2,000	20%	80%	$400	$4,800	$5,200	8%	92%
Laurent Seyer(3)	$265	$1,060	$1,325	20%	80%	$265	$3,180	$3,445	8%	92%
Diana H. Tidd(3)	$140	$560	$700	20%	80%	$140	$1,680	$1,820	8%	92%

(1)	The accounting value for the Multi-Year PSUs granted to Messrs. Fernandez and Seyer differ from target values shown above since a portion of their multi-year awards were granted contingent upon shareholder approval of our Omnibus Plan at our 2016 annual meeting of shareholders. As such, the values reflected in this column for the Multi-Year PSUs granted to Messrs. Fernandez and Seyer differ from the amounts set forth in the Summary Compensation Table for 2016.
(2)	The value reflected for RSUs granted to Ms. Winters does not include a one-time sign-on RSU award with a grant date value of $2,300,000 granted in connection with the commencement of her employment in 2016 to compensate her for equity incentive awards that she forfeited at her previous employer as a result of her resignation. The value of the sign-on RSU award is disclosed in the Summary Compensation Table for 2016. For additional details on the one-time sign-on RSU award granted to Ms. Winters in 2016, see page 55 of this Proxy Statement.
(3)	The value of the RSUs set forth in this table for Mr. Seyer and Ms. Tidd do not reflect the special one-time RSU retention awards granted to them in 2016 which are described below.

While the value of the equity awards granted to our named executive officers in 2016 on an annualized basis reflects a year-over-year increase in named executive officer long-term incentive compensation relative to 2015, this increase reflects the significant increase in the at-risk portion of our named executive officers equity incentive compensation in 2016—i.e., the greater portion of equity compensation delivered in the form of PSUs, relative to our peer group practices and our prior years’ practice, with Mr. Fernandez receiving 100% of his 2016 equity compensation in the form of PSUs.

As discussed in last year’s proxy statement and noted above, a portion of the Multi-Year PSUs awarded to Messrs. Fernandez and Seyer in 2016 were granted contingent on our shareholders approving our Omnibus Plan, which was adopted by our Board in 2016 in connection with the changes to our long-term incentive program, in order to ensure maximum deductibility of these awards for federal income tax purposes under §162(m). At last year’s annual meeting, 95.4% of our shareholders approved the Omnibus Plan (permitting grant of the contingent portion of Messrs. Fernandez and Seyer’s Multi-Year PSUs granted thereunder), which we believe further demonstrates our shareholders support of the Multi-Year PSUs and the changes made to our long-term incentive program in 2016.

Special One-Time RSU Retention Awards

The Committee awarded special one-time RSU awards on December 16, 2016 to Mr. Seyer and Ms. Tidd, with a target number of shares underlying such awards of 24,832 and 12,416, respectively. These awards are intended to provide retention incentives to Mr. Seyer and Ms. Tidd and were granted in recognition of (i) Mr. Seyer’s expanded role now leading both the client coverage and marketing functions of the Company and (ii) Ms. Tidd’s contribution to and leadership of the Company’s Index segment, the Company’s largest business segment. The awards were separate and distinct from any other compensation, including equity compensation, that was paid or awarded in connection with the Company’s ordinary annual compensation process.

The awards will vest 100% on December 16, 2019, subject generally to the executive’s continued employment with the Company. These awards are also contingent on the Company’s satisfaction of an Adjusted EBITDA goal during 2017, which is intended to ensure maximum deductibility of the awards for §162(m) purposes.

Benefits

The Company provides health, welfare and other benefits to remain competitive in hiring and retaining its employees. Our named executive officers are eligible to participate in these benefit plans on the same terms and conditions as all other employees.

In the United States and the United Kingdom, the Company has established defined contribution plans for all eligible employees. Contributions by the Company to these defined contribution plans for our named executive officers for the applicable period are disclosed in the “All Other Compensation” column in the “Summary Compensation” Table below.

No Employment Agreements or Perquisites

The named executive officers are employed “at will.” Based on the Company’s philosophy that its executive compensation program should be straightforward and directly linked to performance, the compensation program for the named executive officers does not include any of the following pay practices:

•	Employment agreements;
•	Perquisites;
•	Tax gross-ups; or
•	Supplemental executive retirement benefits.

In the event of a termination of employment, the only benefits required to be provided to the named executive officers are those set forth in the agreements governing outstanding equity awards. In the event of a change in control of the Company, select executives, including all of our named executive officers, would be entitled to benefits under the MSCI Inc. Change in Control Severance Plan (the “CIC Plan”), which was adopted by the Board of Directors in May 2015. The CIC Plan covers participants identified on a schedule attached to the CIC Plan (subject to any additions to or removals from the participant list by the Committee), including the Company’s CEO, CFO and the Company’s other named executive officers. In the event of a “Qualifying Termination” (as defined in the CIC Plan), participants will receive the severance payments and benefits specified in the CIC Plan. Severance payments and benefits under the CIC Plan are subject to a “double-trigger” as both a change in control and a termination of the participant’s employment by the Company without “cause” or by the participant for “good reason” (as such terms are defined in the CIC Plan) are required in order for the participant to qualify for payments and benefits. The CIC Plan does not include any golden parachute excise tax gross-up provisions. Any severance payments and benefits under the CIC Plan are subject to execution of an agreement by the CIC Plan participant releasing claims against the Company. Participants are also obligated to comply with confidentiality, non-solicitation and non-disparagement covenants under their release agreement.

Information on post-termination and change in control payments to our named executive officers as of December 31, 2016 is provided in the section titled “Potential Payments upon Termination or Change in Control,” on page 64 of this Proxy Statement.

In connection with the commencement of her employment in 2016, Ms. Winters entered into an offer letter agreement with the Company. According to the terms of the offer letter, Ms. Winter’s base salary was set at $525,000 per year and she became eligible to receive (i) an annual cash bonus award with a target opportunity of $800,000 and (ii) an annual long-term incentive award with a target opportunity of $1,300,000, granted 60% in the form of PSUs and 40% in the form of RSUs. Ms. Winters also received a one-time $800,000 sign-on cash bonus which would be paid in two equal installments within 30 days of each of May 2, 2016 and 2017, respectively. The first installment was paid on May 13, 2016. She also received a one-time sign-on RSU award with a grant date value of $2,300,000 to compensate her for equity incentive awards that she forfeited at her previous employer as a result of her resignation. Beginning with compensation related to 2016, Ms. Winters’ long-term incentive award was and will be determined in a manner consistent with other named executive officers.

In connection with Mr. Qutub’s retirement as CFO of the Company effective May 2, 2016, the Company and Mr. Qutub entered into a Transition and Release Agreement. See page 68 of this Proxy Statement for additional detail.

Peer Groups

To ensure competitiveness of compensation structures and pay levels for our named executive officers, the Committee conducts an annual review of peer company compensation data. Prior to beginning this review, the Committee examines the composition of such peers to make certain that the selected companies continue to be relevant as evaluated according to the following screening criteria:

•	Scale, to reflect similar size and complexity;
•	Geographic footprint, to reflect business structure and international complexity;
•	Ownership structure, to reflect similarity of responsibilities and availability of data;
•	Competitors for talent; and
•	Similar business model.

The 2016 peer group used to assist in compensation decisions included the following 11 companies:

• Dun & Bradstreet Corporation	• Moody’s Corporation
• Equifax Inc.	• Morningstar, Inc.
• FactSet Research Systems Inc.	• SEI Investments Company
• Fair Isaac Corporation	• SS&C Technologies Holdings, Inc.
• Gartner, Inc.	• Verisk Analytics, Inc.
• IHS Inc.(1)

(1) Currently known as IHS Markit Ltd.

During 2016, the Company and Semler Brossy conducted a review of the compensation peer group to ensure that it accurately reflects MSCI’s size, business profile, and talent market. The Committee determined that no changes to the group are warranted at this time.

Stock Ownership Guidelines

In order to further align the interests of our senior leaders with the long-term interests of shareholders, we have adopted stock ownership guidelines for the members of the Company’s Executive Committee (comprised of 11 senior managers as of February 1, 2017, including all of our NEOs). The CEO is expected to hold stock with a value equal to six times his annual base salary. Other Executive Committee members, including our NEOs, who are executive officers or are not executive officers are expected to hold stock with a value equal to three times and two times their annual base salaries, respectively.

All covered employees should meet the applicable ownership guidelines by December 31, 2017 or within five years of the date they become a covered employee, whichever is later. Until the expected ownership levels are achieved, covered employees are required to hold stock with a value equal to at least 50% of the estimated after-tax net proceeds of the aggregate vested equity-based awards they own at the time they become a covered employee and receive while a covered employee. For the purpose of determining whether each individual is in compliance with these stock ownership guidelines and requirements, shares held directly or indirectly, and the estimated after-tax value of vested in the money stock options (after exercise cost), unvested RSUs and unvested Special PSUs granted in 2015 (at the 90% threshold level) are considered. All other PSU awards are excluded from the calculation because there is no minimum payout.

Additionally, Executive Committee members who received Multi-Year PSUs in 2016 are subject to additional share retention requirements for the Multi-Year PSUs, under which they are required to hold 50% of the net shares received for a one-year period after vesting.

As of the date of this Proxy Statement, all of our Executive Committee members are in compliance with the Company’s Stock Ownership Guidelines.

Clawback Policy

To the extent permitted by law, if the Committee determines that all or part of any cash or equity-based incentive compensation was awarded to an executive officer of the Company based on financial results or operating metrics that were achieved as a result of such officer’s willful misconduct, intentional fraudulent or illegal conduct, or with that officer’s knowledge of such conduct by another person, then the Committee may recover from the officer such compensation as it deems appropriate under the circumstances. This policy applies to all current and former executive officers who received incentive compensation in respect of 2012 and thereafter. When the final clawback requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) are released, we will review our policy and modify it if necessary to ensure compliance.

Anti-Hedging and Pledging Policy

We prohibit all employees, including all NEOs, from hedging or pledging the Company’s common stock or engaging in short sales, purchases or sales of puts or calls and trading on a short-term basis in the Company’s common stock.

Tax Considerations

Section 162(m) of the IRC and the supporting regulations generally limit tax deductibility of compensation in excess of $1 million paid to a named executive officer, other than the CFO, during any taxable year, with an exception for qualified performance-based compensation (as defined under §162(m) of the IRC). We have historically paid qualified performance-based compensation that is deductible under §162(m) of the IRC by awarding compensation to our executive officers under the MSCI Inc. Performance Formula and Incentive Plan and/or the Omnibus Plan. However, maintaining tax deductibility is only one consideration in the design of our executive compensation program, which is evaluated by the Committee together with other considerations. The Committee may, from time to time, conclude that certain compensation arrangements are in the best interest of the Company and its shareholders and consistent with its compensation philosophy and strategy despite the fact that the arrangements might not qualify for tax deductibility.

2016 Say-on-Pay Vote Results

In connection with our 2016 annual meeting of shareholders, the proposal to approve the executive compensation of the Company’s named executive officers for 2015 received 88,039,354 votes, or 96.39% of votes cast. The Committee viewed this result as supportive of the Company’s 2015 compensation program and the 2016 long-term incentive program described in this Proxy Statement. Although this vote was advisory (and therefore not binding on the Company or the Board), the Committee carefully reviewed these results and considered them in evaluating the Company’s compensation practices and in determining compensation amounts for 2016.

The Committee is committed to considering our shareholders’ feedback regarding our executive compensation program. As such, our Board has recommended that we continue to hold an annual advisory say-on-pay vote for our shareholders to approve our executive compensation program. See Proposal 3 of this Proxy Statement for additional information regarding the advisory frequency of say-on-pay vote that our shareholders are being asked to vote on at this year’s annual meeting.

Compensation Risk Assessment

The Committee believes that the design, implementation and governance of our executive compensation program are consistent with high standards of risk management. Our executive compensation program reflects an appropriate mix of compensation elements, balancing current and long-term performance objectives, cash and equity compensation, and risks and rewards.

•	The compensation framework used for making compensation decisions is multi-faceted as it incorporates multiple metrics over varying time periods and is subject to the application of informed judgment by the Committee.

•	To further ensure that the interests of our named executive officers are aligned with those of our shareholders, a significant portion of executive officer long-term incentive compensation is awarded as equity subject to vesting requirements. The RSUs are typically paid out over three years, except for the Special RSU Awards described under “—Special One-Time RSU Retention Awards” above and the Multi-Year PSUs granted in 2016 (which are subject to adjustment based on future, multi-year Company performance and paid out at the end of a three-year performance period).

•	Executive Committee members are required to meet the applicable stock ownership guidelines described under “—Stock Ownership Guidelines” above.

•	Incentive compensation is subject to the Clawback Policy described under “—Clawback Policy” above.

Based on these features, we believe our executive compensation program effectively (i) ensures that our compensation opportunities do not encourage excessive risk taking, (ii) keeps our named executive officers focused on the creation of long-term, sustainable value for our shareholders and (iii) provides competitive and appropriate levels of compensation over time.

The Committee has reviewed our compensation policies as generally applicable to all of our employees and believes that our policies do not encourage excessive or unnecessary risk-taking and that any level of risk they do encourage is not reasonably likely to have a material adverse effect on the Company. Semler Brossy assisted the Committee with its review of our compensation program, and in 2016, assisted with overall risk assessment related to our compensation program, including the Company’s Long Term Incentive Compensation Program. Additionally, the Company engaged Mercer (US) Inc. to review certain of the Company’s variable incentive plans, including the Annual Incentive Plan, from a risk and governance perspective.

Compensation and Talent Management Committee Report

We, the Compensation and Talent Management Committee of the Board of Directors of MSCI Inc., have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on this review and these discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission.

Respectfully submitted,

Benjamin F. duPont (Chair)

Wendy E. Lane

Linda H. Riefler

Patrick Tierney

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation paid or awarded by MSCI to the Company’s named executive officers during fiscal years 2016, 2015 and 2014. See footnote 11 for a discussion of how the Committee views total NEO compensation for 2016 on an annualized basis.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)(7)(8)(9)(10)	Total ($)(11)
Henry A. Fernandez	2016	950,000	–	19,734,859	1,383,720	95,683	22,164,262
Chief Executive	2015	950,000	–	3,989,350	1,343,791	146,787	6,429,928
Officer and President	2014	950,000	1,198,125	3,793,298	–	58,499	5,999,922
Kathleen A. Winters	2016	350,000	400,000	5,159,888	874,480	39,290	6,823,658
Chief Financial Officer

C.D. Baer Pettit	2016	454,762	–	5,199,956	967,407	75,774	6,697,899
Chief Operating Officer	2015	512,799	–	3,057,365	857,384	82,209	4,509,757
	2014	552,824	739,676	917,948	–	65,001	2,275,449
Laurent Seyer	2016	481,597		5,545,525	812,090	60,580	6,899,792
Chief Client Officer	2015	543,059	–	499,896	847,015	58,076	1,948,046

Diana H. Tidd	2016	425,000	–	2,819,942	722,580	29,060	3,996,582
Head of Index
Robert Qutub(12)	2016	185,096	–	–	–	1,655,764	1,840,860
Chief Financial Officer	2015	525,000	990,000	989,974	768,281	57,556	3,330,811
	2014	525,000	685,000	967,430	–	28,472	2,205,902

(1)	Base salaries for Messrs. Pettit and. Seyer were paid in British pounds sterling and converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $ 1.355282, $1.528245 and $1.647526 for 2016, 2015 and 2014, respectively. Mr. Pettit’s 2016 base salary rate was £335,548. Mr. Seyer’s 2016 base salary rate was £355,348.

(2)	Annual cash bonus amounts were paid in February 2015 for service with respect to 2014. For Mr. Qutub, the Committee approved a cash payment in lieu of a 2016 equity award in connection with his retirement as CFO of the Company effective May 2, 2016.

(3)	The amount included in this column for Ms. Winters represents the payment in May 2016 of the first installment of a one-time $800,000 sign-on cash bonus that is payable to Ms. Winters in two equal installments pursuant to the terms of her offer letter entered into in connection with the commencement of her employment in 2016. The second half of the sign-on bonus is payable within 30 days of May 2, 2017. For additional details regarding Ms. Winters’ offer letter with the Company, see page 54 above.

(4)

Represents the grant date fair value of awards granted during each fiscal year, as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, and do not reflect whether the named executive officers will actually receive a financial benefit from the award. The grant date value of the Multi-Year PSUs granted to our named executive officers in 2016, assuming the highest level of performance conditions will be achieved, is $59,204,575 for Mr. Fernandez, $7,019,796 for Ms. Winters, $14,399,922 for Mr. Pettit, $9,841,846 for Mr. Seyer, and $5,039,909 for Ms. Tidd. As described above, the Multi-Year PSUs granted to our named executive officers in 2016 are intended to cover three years of PSUs and our named executive officers will be receiving no PSUs (and no RSUs, in the case of Mr. Fernandez) in

2017 and 2018. For additional details regarding the Multi-Year PSU awards and how the Committee determines our named executive officers’ long-term incentive awards, see page 50 of this Proxy Statement above. Information regarding the assumptions used to value these awards is set forth in notes 1 and 8 to the consolidated financial statements included in the Company’s 2016 Annual Report on Form 10-K.

(5)	Represents the annual cash bonus paid (i) under the 2016 Annual Incentive Plan in February 2017 for service with respect to 2016 and (ii) under the 2015 Annual Incentive Plan in February 2016 for service with respect to 2015.

(6)	The Company does not offer defined benefit pension plans or a nonqualified deferred compensation plan to named executive officers.

(7)	The All Other Compensation column includes Company matching contributions to the MSCI Inc. 401(k) Retirement Savings Plan of $20,670 for each of Messrs. Fernandez and Qutub and Ms. Tidd and $10,325 for Ms. Winters for 2016. Company contributions to the MSCI Barra Group (UK) Personal Pension Plan for Mr. Pettit totaled £33,554 ($45,476) and £35,534 ($48,160) for Mr. Seyer. The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $ 1.355282, $1.528245 and $1.647526 for 2016, 2015 and 2014, respectively.

(8)	In connection with the Company’s payment of its quarterly cash dividend in 2016, the All Other Compensation column includes for 2016 the payment to the NEOs of dividend equivalents for outstanding PSUs that vested in 2016 and outstanding RSUs as follows: $74,982 for Mr. Fernandez, $28,965 for Ms. Winters, $7,887 for Mr. Seyer, $24,992 for Mr. Pettit, $8,347 for Ms. Tidd and $8,321 for Mr. Qutub.

(9)	The All Other Compensation column includes a cash payment due to rounding down the number of shares awarded of $31.11 for Mr. Fernandez, $42.39 for Mr. Seyer, $44.33 for Mr. Pettit and $43.37 for Ms. Tidd.

(10)	In connection with his retirement from the Company, Mr. Qutub received a transition payment of $1,626,773.

(11)	The Multi-Year PSUs granted to our NEOs in 2016 are intended to cover three years of PSU grants, and our NEOs will be receiving no PSUs (and no RSUs, in the case of Mr. Fernandez) in 2017 and 2018. However, due to SEC disclosure rules, we are required to report the entire three-year value of these awards in the “Stock Awards” column of the Summary Compensation Table for 2016, which is not consistent with how the Committee views the awards—i.e., that only the annualized target value (i.e., one-third of the target value) of the Multi-Year PSUs granted to our named executive officers in 2016 should be reflected in the Summary Compensation Table as compensation for 2016 (with the remaining two-thirds reflected equally in the 2017 and 2018 Summary Compensation Tables). Accordingly, notwithstanding the SEC’s disclosure rules, we believe the total core compensation for our NEOs in 2016 (taking into account the annualized target value of their Multi-Year PSUs relating to 2016) to be as follows: $8,233,720 for Mr. Fernandez, $2,524,480 for Ms. Winters, $3,422,169 for Mr. Pettit, $2,618,687 for Mr. Seyer, and $1,847,580 for Ms. Tidd. The amounts in the previous sentence do not include: (i) the amounts set forth in the “All Other Compensation” column of the Summary Compensation Table, (ii) the first installment of Ms. Winters’ one-time sign-on cash bonus paid in 2016 and Ms. Winters’ one-time sign-on RSU award, in each case, paid in connection with the commencement of her employment in 2016 (as described in more detail on page 54 of this Proxy Statement) and (iii) the one-time special RSU retention awards granted to Mr. Seyer and Ms. Tidd (as described in more detail on page 53 of this Proxy Statement). For additional information regarding how the Committee views the core components of our NEOs’ compensation in 2016, see the Alternative 2016 Total Compensation Table on page 39 of this Proxy Statement. For additional details regarding the Multi-Year PSU awards and how the Committee determines our named executive officers’ long-term incentive awards, see page 50 of this Proxy Statement.

(12)	Mr. Qutub retired from his position as CFO of the Company effective May 2, 2016.

Grants of Plan-Based Awards

The following table sets forth information regarding awards granted to our named executive officers during fiscal 2016.

2016 Grant of Plan-Based Awards Table

Name	Type of Award		Grant Date	Compensation Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
					Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
Henry A. Fernandez	AIP		–	2/8/2016	–	1,200,000	1,800,000	–	–	–	–	–
	PSU		2/10/2016	2/8/2016	–	–	–	–	115,242	345,726	–	7,028,610
	PSU	(5)	4/28/2016	2/8/2016	–	–	–	–	174,969	524,907	–	12,706,249

Kathleen A. Winters	AIP		–	2/8/2016	–	800,000	1,200,000	–	–	–	–	–
	RSU		5/2/2016	2/8/2016	–	–	–	–	–	–	6,847	519,961
	RSU		5/2/2016	2/8/2016	–	–	–	–	–	–	30,287	2,299,995
	PSU		5/2/2016	2/8/2016	–	–	–	–	31,170	93,510	–	2,339,932

C.D. Baer Pettit	AIP		–	2/8/2016	–	850,000	1,275,000	–	–	–	–	–
	RSU		2/10/2016	2/8/2016	–	–	–	–	–	–	6,146	399,982
	PSU		2/10/2016	2/8/2016	–	–	–	–	78,701	236,103	–	4,799,974

Laurent Seyer	AIP		–	2/8/2016	–	850,000	1,275,000	–	–	–	–	–
	RSU		2/10/2016	2/8/2016	–	–	–	–	–	–	4,071	264,941
	PSU		2/10/2016	2/8/2016	–	–	–	–	43,484	130,452	–	2,652,089
	PSU	(5)	4/28/2016	2/8/2016	–	–	–	–	8,655	25,965	–	628,526
	RSU	(6)	12/16/2016	12/9/2016	–	–	–	–	–	–	24,832	1,999,969

Diana H. Tidd	AIP		–	2/8/2016	–	600,000	900,000	–	–	–	–	–
	RSU		2/10/2016	2/8/2016	–	–	–	–	–	–	2,151	139,987
	PSU		2/10/2016	2/8/2016	–	–	–	–	27,545	82,635	–	1,679,970
	RSU	(6)	12/16/2016	12/9/2016	–	–	–	–	–	–	12,416	999,985

Robert Qutub(7)	AIP		–	–	–	–	–	–	–	–	–	–
	RSU		–	–	–	–	–	–	–	–	–	–
	PSU		–	–	–	–	–	–	–	–	–	–

(1)	Represents the target and maximum payouts with respect to the AIP. There are no threshold or minimum payouts under the AIP. For additional information regarding the AIP, see “Compensation Discussion and Analysis–Variable Compensation–Annual Incentive Plan” above.

(2)	Represents the Multi-Year PSUs granted to our named executive officers in 2016. The actual number of PSUs that will be earned may be adjusted down to 0% or up to 300% of the target amount based on achievement of applicable absolute TSR CAGR or relative TSR CAGR performance metrics during 2016, 2017 and 2018. The PSUs will 100% service-vest on February 8, 2019. As described above, the Multi-Year PSUs granted to our named executive officers are intended to cover three years of PSUs and our named executive officers will be receiving no PSUs (and no RSUs, in the case of Mr. Fernandez) in 2017 and 2018. Due to SEC disclosure rules, we are required to report the entire three-year value of the Multi-Year PSU awards in this table, rather than the annualized value of the awards, which is more consistent with how the Committee views the Multi-Year PSUs. For additional details regarding the Multi-Year PSU awards and how the Committee determines our named executive officers’ long-term incentive awards, see page 50 of this Proxy Statement.

(3)	Represents service-vesting RSUs granted to our named executive officers in 2016. The RSUs generally vest in equal annual installments over the first three anniversaries of the date of grant. See footnote 5 below for information on the vesting of the special retention RSU awards granted to Mr. Seyer and Ms. Tidd.

(4)

Represents the grant date fair value of stock awards as computed in accordance with FASB ASC Subtopic 718-10. The grant date fair value for these stock awards was based on the closing price of MSCI’s common shares on the trading day preceding the grant date or service inception date, as the case may be. For PSUs, the grant date fair value is based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Subtopic 718-10. For the values of these PSUs, assuming attainment of the maximum level of the performance conditions, see footnote 4 to the “Summary Compensation” Table above.

(5)	Represents the portion of the Multi-Year PSUs awarded to Messrs. Fernandez and Seyer in February 2016 under the Omnibus Plan that were granted contingent upon shareholder approval of the Omnibus Plan at our 2016 annual meeting of shareholders. On April 28, 2016, 95.4% of our shareholders approved the Omnibus Plan.

(6)	Mr. Seyer and Ms. Tidd were each granted a one-time special retention RSU award which were intended to provide retention incentives to Mr. Seyer and Ms. Tidd and were granted in recognition of Mr. Seyer’s expanded role and Ms. Tidd’s contribution to and leadership of the Company’s Index segment. The awards will vest 100% on December 16, 2019, subject generally to (i) the executive’s continued employment with the Company and (ii) the Company’s satisfaction of an Adjusted EBITDA goal during 2017, which is intended to ensure maximum deductibility of the awards for purposes of §162(m) of the IRC. For additional details on these special one-time RSU awards granted to Mr. Seyer and Ms. Tidd in 2016, see page 53 of this Proxy Statement.

(7)	Mr. Qutub retired from his position as CFO of the Company effective May 2, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable stock options and outstanding restricted stock units and performance stock units held by each of our named executive officers on December 31, 2016, which units remain subject to forfeiture and cancellation provisions.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (mm/dd/yyyy)	Number of Shares or Units of Stock That Have Not Vested (#)(2)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Henry A. Fernandez	49,774		36.70	12/14/2020	45,433	3,579,212	941,022	74,133,713
Kathleen A. Winters					37,134	2,925,417	93,510	7,366,718
C.D. Baer Pettit					17,842	1,405,593	295,089	23,247,111
Laurent Seyer					32,719	2,577,603	165,237	13,017,371
Diana H. Tidd					19,282	1,519,036	86,639	6,825,420
Robert Qutub(6)					0	0	17,467	1,376,050

(1)	The 49,774 exercisable stock options held by Mr. Fernandez at an exercise price of $36.70 represent special price-vested stock options that were part of an award consisting of four tranches that vested and became exercisable based on the satisfaction of both service and price vesting conditions. These options were granted on December 14, 2010 and this fourth tranche vested and became exercisable in 2016.

(2)

Represents RSUs and PSUs outstanding as of December 31, 2016 for which performance conditions have been met, but remain subject to forfeiture and cancellation provisions. This column does not give effect to Full Career Retirement provisions for Messrs. Fernandez and Pettit. Equity awards granted to employees eligible for Full Career Retirement vest on the date Full Career eligibility is attained. Messrs. Fernandez and

Pettit became eligible for Full Career Retirement by satisfying one of the following conditions: age 50 with 12 years as a Managing Director, at age 50 with 15 years as an officer, at least age 55 with 5 years of service (the sum of age plus years of service must equal or exceed 65) or 20 years of service. The number of RSUs (other than the special RSU retention awards granted to Mr. Seyer and Ms. Tidd in 2016 described in footnote 5 below) and PSUs for which performance conditions have been met included in this table vest on the following dates for each named executive officer:

	Number of RSUs and PSUs Vesting by Grant Date
Name	1/27/17	1/28/17	2/10/17	5/2/17	1/27/18	2/10/18	5/2/18	2/10/19	5/2/19
Henry A. Fernandez	24,390	14,974	–	–	6,069	–	–	–	–
Kathleen A. Winters	–	–	2,283	21,070	–	2,282	3,950	2,282	5,267
C.D. Baer Pettit	6,465	3,623	2,049	–	1,608	2,049	–	2,048	–
Laurent Seyer	3,056	–	1,357	–	760	1,357	–	1,357	–
Diana H. Tidd	2,576	1,498	717	–	641	717	–	717	–
Robert Qutub	–	–	–	–	–	–	–	–	–

(3)	The market value of outstanding RSUs and PSUs is based on a share price of $78.78, the closing price of MSCI Inc. common stock on December 31, 2016, rounded to the nearest whole number.

(4)	Represents outstanding PSUs held on December 31, 2016 that remain subject to performance adjustment and forfeiture provisions. This column does not give effect to Full Career Retirement provisions for Messrs. Fernandez and Pettit. These numbers represent PSUs each named executive officer would receive assuming maximum attainment of the applicable performance goals. The actual numbers of PSUs earned are based on Company performance and can be adjusted down to 0% or up to 192.5% (in the case of PSUs granted in 2015) or up to 300% (in the case of the Multi-Year PSUs granted in 2016). The number of PSUs included in this table service vest on the following date for each named executive officer:

1/27/2015 PSU Award-Unadjusted, subject to forfeiture

Name	Number of PSUs at 192.5% (Maximum) Vesting 12/31/17
Henry A. Fernandez	70,389
C.D. Baer Pettit	18,657
Laurent Seyer	8,820
Diana H. Tidd	4,004
Robert Qutub	17,467

1/27/2015 Special PSU Award-Unadjusted, subject to forfeiture

	Number of Special PSUs at 110% (Maximum) Vesting by Date			110%
Name	12/31/17	12/31/18	12/31/19
C.D. Baer Pettit	13,443	13,443	13,443	40,329

2016 Multi-Year PSU Award-Unadjusted, subject to forfeiture

	Number of PSUs at 300% (Maximum) Vesting		Total
	Non-Full Career Retirement	Full Career Retirement
Name	2/8/19	2/8/19
Henry A. Fernandez	580,422	290,211	870,633
Kathleen A. Winters	93,510	—	93,510
C.D. Baer Pettit	157,404	78,699	236,103
Laurent Seyer	156,417	—	156,417
Diana H. Tidd	82,635	—	82,635
Robert Qutub	—	—	—

(5)	The amounts in this column reflect a one-time special RSU retention award granted to each of Mr. Seyer and Ms. Tidd on December 16, 2016 with respect to 24,832 shares and 12,416 shares, respectively. These special RSU awards are intended to provide retention incentives to Mr. Seyer and Ms. Tidd and were granted in recognition of (i) Mr. Seyer’s expanded role now leading both the client coverage and marketing functions of the Company and (ii) Ms. Tidd’s contributions to and leadership of the Company’s Index segment, the Company’s largest business segment. These special RSU awards will vest 100% on December 16, 2019, subject to forfeiture and cancellation provisions. For additional details on these special RSU retention awards, see page 53 of this Proxy Statement.

(6)	Mr. Qutub retired from his position as CFO of the Company effective May 2, 2016.

Option Exercises and Stock Vested

The following table contains information with regard to stock options exercised by our named executive officers and vesting and conversion of restricted stock held by the named executive officers during fiscal 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Henry A. Fernandez	0	0	68,398	4,951,884
Kathleen A. Winters	0	0	0	0
C.D. Baer Pettit	0	4,114,179	16,691	1,207,523
Laurent Seyer	0	0	766	50,717
Diana H. Tidd	0	0	5,293	373,962
Robert Qutub	0	0	28,876	2,125,253

(1)	The value realized for option awards is based on the closing price of MSCI common stock on the date of option exercise less the price of the option cost. The value realized for stock awards is based on the closing price of MSCI common stock on the stock vesting date.

Potential Payments Upon Termination or Change in Control

Change in Control Severance

For information regarding any amounts payable to our NEOs under the CIC Plan, see page 67 of this Proxy Statement. As described in more detail above, any severance payments or benefits under the CIC Plan is subject to a “double-trigger,” as both a change in control and a termination of the NEO’s employment by the Company without “cause” or by the participant for “good reason” (as such terms are defined in the plan) are required in order for the participant to qualify for payments and benefits under the plan.

Equity Acceleration

Terminations Other than due to Death, Disability, Involuntary Termination without Cause, Governmental Service or Full Career Retirement. Upon termination of a named executive officer’s employment for any reason other than due to death, disability, involuntary termination without cause, governmental service or full career retirement (as such terms are defined in the applicable award agreement), his or her unvested RSUs and PSUs will generally be cancelled immediately. Equity awards granted to named executive officers who are eligible for full career retirement are cancelled following a termination for cause.

Death or Disability. Upon termination of a named executive officer’s employment due to death or “disability” (as defined in the applicable award agreement):

•	RSUs. RSUs will vest and convert into shares within 30 days of the termination date.

•	2015 PSUs. PSUs will vest and convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period.

•	Multi-Year PSUs. A prorated portion of the Multi-Year PSUs will vest and convert into shares on the adjustment date (as defined in the applicable award agreement), determined by multiplying (i) the target number of PSUs by (ii) a fraction, (A) the numerator of which is the sum of (x) the number of months elapsed from the grant date until the date of such termination (rounded up to the next whole month) plus (y) 12 months (up to a maximum of 36 months), and (B) the denominator of which is 36 months, subject to adjustment based on actual performance through the end of the performance period.

Involuntary Termination. If the Company terminates a named executive officer’s employment without “cause” (as defined in the applicable award agreement) and he or she signs and does not revoke an agreement and release of claims satisfactory to the Company within 60 days of the termination date:

•	RSUs. If the named executive officer is not eligible for full-career retirement as of the termination date, RSUs will vest and convert into shares within 60 days of the termination date. If the named executive officer is eligible for full-career retirement, RSUs will vest and convert into shares at any time, determined in the discretion of the Committee, during the period commencing on January 1 of the year following the year of termination and ending on the one-year anniversary of the termination date (or, 15 days following the expiration of any non-compete the NEO is subject to, if earlier), but in no event before January 1 of the year following the year of termination.

•	2015 PSUs. If the named executive officer is not eligible for full-career retirement as of the termination date, the PSUs will service-vest and convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period.

•	Multi-Year PSUs. Multi-Year PSUs will service-vest as follows in the event of an involuntary termination: (i) on or prior to December 31, 2016, one-third of the PSUs will vest and convert into shares on the adjustment date; (ii) after December 31, 2016 but on or prior to December 31, 2017, two-thirds of the PSUs will vest and convert into shares on the adjustment date; or (iii) after December 31, 2017, all of the PSUs will vest and convert into shares on the adjustment date, in each case, subject to adjustment based on actual performance through the end of the performance period.

Governmental Service. Upon termination of a named executive officer’s employment as a result of commencing certain employment with a governmental employer (as defined in the applicable award agreement):

•	RSUs. RSUs will vest and convert into shares on the termination date or within 60 days thereafter.

•

2015 PSUs and Multi-Year PSUs. If such termination occurs prior to the adjustment date, the PSUs will be adjusted within a range based on the expected (or actual, if such termination occurs after the end of the performance period) achievement of the performance metrics for the performance period

(which will be determined by extrapolating the performance metrics that have been achieved as of the end of the most recent fiscal quarter prior to the date on which the NEO’s employment terminates) and such adjusted PSUs will vest and convert into shares within 60 days following the termination date. If such termination occurs following the adjustment date, his or her PSUs will fully vest and convert into shares within 60 days of termination.

Full Career Retirement. Upon termination of a named executive officer’s employment as a result of “full career retirement” (as defined in the applicable award agreement):

•	RSUs. RSUs will vest and convert into shares at any time, determined in the discretion of the Committee, during the period commencing on January 1 of the year following the year of termination and ending on the one-year anniversary of the termination date (or, 15 days following the expiration of any non-compete the NEO is subject to, if earlier), but in no event before January 1 of the year following the year of termination.

•	2015 PSUs. If such termination occurs prior to or on the vesting date, the PSUs will convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period; except, that, if on the adjustment date, he or she is subject to a non-compete restriction, the PSUs will convert, in the discretion of the Committee, during the period (x) commencing on the adjustment date and (y) ending on December 31, 2018. If such termination occurs after the vesting date (but prior to the adjustment date), the adjusted PSUs will convert into shares on December 31, 2018.

•	Multi-Year PSUs. If such termination occurs prior to or on the vesting date, the portion of the Multi-Year PSUs that are full career retirement eligible will convert into shares on the adjustment date, subject to adjustment based on actual performance through the end of the performance period; except that, if on the adjustment date, he or she is subject to a non-compete restriction, the PSUs will convert, in the discretion of the Committee, during the period (x) commencing on the adjustment date and (y) ending on December 31, 2019. If such termination occurs after the vesting date (but prior to the adjustment date), the adjusted PSUs will convert into shares on December 31, 2019.

Change in Control. In the event a named executive officer’s employment is terminated by MSCI without “cause” or by him for “good reason,” in each case, within 24 months following a “change in control” (as such terms are defined in the applicable award agreement):

•	RSUs. RSUs will vest and convert into shares within 60 days of the date of termination of employment.

•	2015 PSUs. The PSUs will vest and convert to shares within 60 days of the date of termination of employment, and the performance metrics will be deemed to have been achieved at the greater of (i) the rate at which the PSUs are accrued by the Company on its financial statements and (ii) 100%.

•	Multi-Year PSUs. A prorated portion of the Multi-Year PSUs will vest and convert to shares within 60 days of the date of termination of employment based on the number of months elapsed from the grant date until the date of termination (rounded up to the next whole month), plus 12 months (up to a maximum of 36 months), and the performance metrics will be deemed to have been achieved at the greater of (i) the actual level of attainment of the applicable performance metrics as of the date of the change in control and (ii) 100%.

The following table represents the amounts to which our named executive officers or their estates or representatives, as applicable, would have been entitled to receive had their employment been terminated on December 31, 2016 or had a change in control occurred on December 31, 2016.

Termination or Change in Control

	Non-Change in Control			Change in Control
Name	Involuntary Termination without Cause— Equity Acceleration(1)(2)	Death or Disability— Equity Acceleration(1)	Government Service Termination—Equity Acceleration(1)(4)	Cash Severance(5)	Benefits and Perquisites— COBRA / UK Medical Continuation Premiums(6)	Termination without Cause or for Good Reason (Following a Change in Control)—Equity Acceleration(1)(7)
Henry A. Fernandez(8)	$2,990,568	$8,972,018	$15,241,882	$4,517,091	$83,040	$15,241,882
Kathleen A. Winters	$3,380,135	$4,289,571	$5,380,989	$2,798,960	$65,544	$5,380,989
C.D. Baer Pettit(8)	$3,768,520	$5,529,096	$7,021,740	$2,619,169	$12,122	$7,021,740
Laurent Seyer	$3,800,584	$5,524,841	$7,046,083	$2,622,298	$14,205	$7,046,083
Diana H. Tidd	$1,166,889	$3,069,269	$3,852,893	$1,989,253	$79,374	$3,852,893
Robert Qutub(9)	–	–	–	–	–	–

(1)	All values are based on a closing stock price of $78.78 per share as of December 30, 2016.

(2)	These amounts represent the values associated with the acceleration of unvested RSUs and payout of PSUs at the target performance level upon a termination of the named executive officer’s employment due to an involuntary termination without cause (not following a change in control), in each case, pursuant to the terms of the applicable award agreement. The value associated with the acceleration of unvested RSUs and PSUs (assuming payout at the maximum performance level) is $8,971,703 for Mr. Fernandez, $4,289,571 for Ms. Winters, $5,817,745 for Mr. Pettit, $5,858,475 for Mr. Seyer and $3,220,842 for Ms. Tidd.

(3)	These amounts represent the values associated with the acceleration of unvested RSUs and payout of PSUs at the target performance level upon a termination of the named executive officer’s employment due to death or disability, in each case, pursuant to the terms of the applicable award agreement. The value associated with the acceleration of unvested RSUs and PSUs (assuming payout at the maximum performance level) is $26,916,054 for Mr. Fernandez, $7,017,880 for Ms. Winters, $11,099,472 for Mr. Pettit, $11,031,248 for Mr. Seyer, and $5,993,582 for Ms. Tidd.

(4)	These amounts represent the values associated with the acceleration of unvested RSUs and payout of PSUs at the target performance level upon a termination of the named executive officer’s employment due to a termination for government service pursuant to the terms of the applicable award agreement. The value associated with the acceleration of unvested RSUs and PSUs (assuming payout at the maximum performance level) is $45,725,645 for Mr. Fernandez, $10,292,134 for Ms. Winters, $15,577,406 for Mr. Pettit, $15,594,974 for Mr. Seyer, and $8,344,456 for Ms. Tidd.

(5)	A lump sum cash payment under our CIC Plan equal to the sum of (1) two times the participant’s base salary and (2) two times the participant’s average annual cash bonus (three-year average annual cash bonus). For more information on our CIC Plan and qualifying terminations of employment thereunder, see “Compensation Discussion and Analysis—No Employment Agreements or Perquisites” above.

(6)

A lump sum cash payment under our CIC Plan equal to 135% of the approximate amount of COBRA continuation premiums for the participant and his or her eligible dependents for 24 months for the coverage option and level of medical, dental and/or vision coverage in effect for the participant immediately prior to the date of termination (or, in the case of an international participant, equivalent local private medical benefits); provided, however, that such continued participation shall only be provided to an international participant to the extent permitted under the terms of any applicable group health plan and applicable law. For more information on our CIC Plan and qualifying terminations of employment thereunder, see “Compensation Discussion and Analysis—No Employment Agreements or Perquisites” above.

(7)	These amounts represent the values associated with the acceleration of unvested RSUs and payout of PSUs at the target performance level upon a termination of the named executive officer’s employment by the Company without cause or by the named executive officer for good reason, in each case, within 24 months following a change in control, pursuant to the terms of the applicable award agreement. The value associated with the acceleration of unvested RSUs and PSUs (assuming payout at the maximum performance level) is $45,725,645 for Mr. Fernandez, $10,292,134 for Ms. Winters, $15,577,406 for Mr. Pettit, $15,594,974 for Mr. Seyer, and $8,344,456 for Ms. Tidd.

(8)	For Messrs. Fernandez and Pettit, excludes unvested but outstanding RSU and PSUs at target, due to the awards’ Full Career Retirement provision. As of December 31, 2016, the values of these awards at target were $14,080,822 and $4,235,764 for Messrs. Fernandez and Pettit, respectively. These awards would be cancelled following an involuntary termination for cause (as defined in the award agreement), but would not be cancelled upon a voluntary termination.

(9)	Mr. Qutub retired from his position as CFO of the Company effective May 2, 2016.

Transition and Release Agreement with Mr. Qutub

In connection with his retirement as CFO of the Company effective May 2, 2016, Mr. Qutub and the Company entered into a Transition and Release Agreement, pursuant to which he received a lump sum transition payment equal to approximately $1.6 million. The agreement also provides that Mr. Qutub’s outstanding equity awards vested within 60 days of his retirement date. The payments and benefits under this agreement were subject to Mr. Qutub’s execution of a general release of claims in favor of the Company. The Agreement also requires Mr. Qutub to comply with certain confidentiality, non-disparagement, non-competition and non-solicitation restrictive covenants.

✓ PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Act enables MSCI’s shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

For an overview of the compensation of our named executive officers, see “Compensation Matters—Compensation Discussion and Analysis—Executive Summary” above.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which include the disclosures under “Compensation Matters—Compensation Discussion and Analysis” above, the compensation tables included therein and the narrative following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on MSCI, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of MSCI’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. MSCI currently conducts annual advisory votes on executive compensation, and following our 2017 annual meeting of shareholders, we expect to conduct the next advisory vote at MSCI’s 2018 annual meeting of shareholders subject to our review of the results of voting on Proposal No. 3.

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast at our 2017 annual meeting of shareholders, at which a quorum is present, is required to approve Proposal No. 2. Abstentions shall not be treated as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF MSCI’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS APPROVAL UNLESS OTHERWISE INSTRUCTED.

✓ PROPOSAL NO. 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables MSCI’s shareholders to vote at least every six years, on an advisory basis, on how frequently they would like to cast a vote to approve the compensation of MSCI’s named executive officers. Since our last advisory vote on the frequency of future advisory votes to approve executive compensation occurred in 2011 (when our Board recommended, and our shareholders approved, holding an annual say-on-pay vote), we are requesting that you vote again on this matter in 2017. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote to approve named executive officer compensation every year, every two years, or every three years.

The Company values the opinion of its shareholders and, consistent with our current practice, believes that an annual say-on-pay vote will best reinforce MSCI’s desire to communicate with its shareholders. An annual say-on-pay vote will allow the Company’s shareholders to regularly express a view on the Company’s compensation policies and practices.

Following the 2017 annual meeting, we expect to hold our next advisory vote on the frequency of say-on-pay votes at our annual meeting in 2023.

This vote is advisory and therefore not binding on MSCI, the Compensation Committee or the Board. The Board and Compensation Committee will carefully consider the shareholder vote on this proposal, along with all other expressions of shareholder views it receives on this matter.

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast at our 2017 annual meeting of shareholders, at which a quorum is present, is required to approve Proposal No. 3. Abstentions shall not be treated as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS THAT AN ADVISORY VOTE TO APPROVE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS BE HELD “EVERY YEAR.”

PROXIES SOLICITED BY THE BOARD WILL BE VOTED “EVERY YEAR” FOR THIS APPROVAL UNLESS OTHERWISE INSTRUCTED.

AUDIT MATTERS

Independent Auditor’s Fees

The following table summarizes the aggregate fees (including related expenses; dollars in thousands) billed and accrued in 2016 and 2015 for professional services provided by PricewaterhouseCoopers LLP (“PwC”). On March 10, 2016, the Audit Committee approved the engagement of PwC as the Company’s independent auditor for 2016. These fees were approved pursuant to the pre-approval policies and procedures described below.

$ in thousands	2016	2015(1)
Audit fees(2)	$2,087	$2,080
Audit-related fees(3)	$670	$486
Tax fees(4)	$2,853	$1,704
All other fees	$—	$—

Total	$5,610	$4,270

(1)	In addition to amounts presented in this table, fees incurred and accrued by MSCI for services provided by Deloitte & Touche LLP, our predecessor auditor, in 2015 totaled approximately $196,000. These fees related to the (i) review of 2013 data included in 2015 financial statements and (ii) preparation of comfort letters.
(2)	In 2016 and 2015, audit fees consisted of fees billed and accrued for (i) audits of our consolidated financial statements included in our Annual Reports on Form 10-K and related services, (ii) reviews of the interim condensed consolidated financial statements included in our quarterly financial statements, (iii) audits of various entities for statutory and other reporting requirements, (iv) comfort letters, consents and other services related to SEC and other regulatory filings and (v) audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002).
(3)	In 2016 and 2015, audit-related fees consisted of fees billed and accrued for (i) reports related to the assessment of internal controls and compliance with professional standards and (ii) the annual audit of the 401(k) financial statements. In 2016, audit-related fees also included the due diligence services pertaining to acquisition-related activities and other consultations.
(4)	Tax fees related to international corporate restructuring in 2016 and 2015 were approximately $2,110,000 and $586,000, respectively. Tax consulting fees related to international and domestic tax matters in 2016 and 2015 were approximately $254,000 and $912,000, respectively. Tax fees related to tax compliance assistance in 2016 and 2015 were approximately $489,000 and $206,000, respectively.

Pre-Approval Policy of the Audit Committee of Services Performed by Independent Auditors

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditor to ensure that the services do not impair the auditor’s independence. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent auditors and the estimated fees related to those services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. Even if a service has received general pre-approval, if it involves a fee in excess of $400,000 or relates to tax planning and advice, it requires a separate pre-approval of the full Audit Committee. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve certain engagements not requiring approval by the full Audit Committee. The Chair must report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC and NYSE rules and regulations. Management reports the actual fees versus pre-approved amounts periodically throughout the year by category of service.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. To access this charter, click on the “Corporate Governance” link found on our website’s Investor Relations homepage ( http://ir.msci.com ). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (“independent auditor”), the performance of the Company’s internal auditor and independent auditor and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the NYSE and the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor for the year ended December 31, 2016, PwC, was responsible for auditing the consolidated financial statements included in the Company’s Annual Report on Form 10-K, and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting, as well as reviewing the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q. The Audit Committee’s responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee held six meetings during the year ended December 31, 2016. With respect to the year ended December 31, 2016, the Audit Committee, among other things:

•	reviewed and discussed the Company’s quarterly and annual earnings releases;

•	reviewed and discussed the (i) quarterly unaudited consolidated financial statements and related footnotes and (ii) audited consolidated financial statements and related footnotes for the year ended December 31, 2016 with management and PwC;

•	reviewed and discussed the annual plan and scope of work of the independent auditor;

•	reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;

•	met with PwC, the internal auditor and Company management in executive sessions to discuss the results of their examinations and evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs;

•	reviewed and discussed the critical accounting policies set forth in the Company’s Annual Report on Form 10-K;

•	reviewed business and financial market conditions, including periodic assessments of risks posed to MSCI’s operations and financial condition; and

•	evaluated the performance of PwC and approved their engagement as the Company’s independent auditor.

The Audit Committee discussed with PwC matters that independent registered public accounting firms are required to discuss with audit committees in accordance with generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16 “Communications with Audit Committees.” This review included discussions by the Audit Committee with management regarding the Company’s consolidated financial statements and with the independent auditor as to the audit thereof, including, among other things, the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

PwC also provided to the Audit Committee its annual independence letter required under Rule 3526 of the Public Company Accounting Oversight Board, and represented that it is independent from the Company. We discussed with PwC their independence from the Company, and considered whether the services they provided to the Company beyond those rendered in connection with their integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and the reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, were compatible with maintaining their independence.

During the year ended December 31, 2016, the Audit Committee also received regular updates on the amount of fees and scope of audit, audit-related and tax services provided. Pursuant to the pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditors as described above under “—Pre-Approval Policy of the Audit Committee of Services Performed by Independent Auditors,” the Audit Committee approved, among other things, fees related to the integrated audits, statutory audits, consultations, internal control reviews and due diligence services pertaining to business acquisitions. The Audit Committee also approved certain tax fees consisting of compliance and advisory services related to (i) international corporate restructuring, (ii) tax consulting fees related to international and domestic tax matters and (iii) tax compliance assistance.

Based on our review and these meetings, discussions and reports described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee’s charter, we recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Rodolphe M. Vallee (Chair)

Robert G. Ashe

Wayne Edmunds

✓ PROPOSAL NO. 4 — RATIFICATION OF THE APPOINTMENT OF MSCI INC.’S INDEPENDENT AUDITOR

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditors for 2017 and presents this selection to the shareholders for ratification. PwC will audit our consolidated financial statements for 2017 and perform other permissible pre-approved services.

A PwC representative will attend the annual meeting of shareholders to respond to your questions and will have the opportunity to make a statement if he or she desires to do so. If shareholders do not ratify the appointment, the Audit Committee will reconsider it.

The Audit Committee periodically reviews the engagement of the independent auditor to assess, among other things, the skills, experience, service levels and costs associated with conducting the annual audit of the Company’s financial statements.

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast at our 2017 annual meeting of shareholders, at which a quorum is present, is required to approve Proposal No. 4. Abstentions shall not be treated as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITOR.

PROXIES SOLICITED BY OUR BOARD WILL BE VOTED “FOR” THIS RATIFICATION UNLESS OTHERWISE INSTRUCTED.

OTHER MATTERS

Certain Transactions

Transactions with Shareholders. From time to time, shareholders that own more than 5% of our common stock subscribe to, license or otherwise purchase, in the normal course of business, certain of our products and services. These transactions are negotiated on an arm’s-length basis and are subject to review under our Related Person Transactions Policy described below.

During 2016, Blackrock, Inc., FMR LLC, Independent Franchise Partners, LLP, T. Rowe Price Associates, Inc., The Vanguard Group and Wellington Management Group LLP and/or their respective affiliates subscribed to, licensed or otherwise purchased in the normal course of business, certain of our products and services. For purposes of full disclosure, revenues recognized by us from subscriptions, licenses and other fees related to our products and services in 2016 from each of these shareholders and/or their respective affiliates are set forth in the table below.

Name	2016 Revenues
Blackrock, Inc.	$108,549,870
FMR LLC	$14,696,045
Independent Franchise Partners, LLP	$154,594
T. Rowe Price Associates, Inc.	$3,146,452
The Vanguard Group	$11,517,011
Wellington Management Group LLP	$7,972,159

On April 11, 2016, FMR LLC reported in a Schedule 13G filing that it had become a beneficial owner of 5% or more of our common stock. On March 7, 2016, ValueAct Capital reported in a Schedule 13D filing that as of March 3, 2016 it ceased to be a beneficial owner of 5% or more of our common stock. Since December 31, 2016, Wellington Management Group LLP reported in a Schedule 13G filing that it ceased to be a beneficial owner of 5% or more of our common stock. Since December 31, 2016, Independent Franchise Partners, LLP reported in a Schedule 13G filing that it ceased to hold voting power on behalf of its investment advisory clients of 5% or more of our common stock.

Related Person Transactions Policy

The Company maintains a written Related Person Transactions Policy (the “Policy”), which governs the approval of related person transactions. The Nominating Committee administers the Policy and may amend it from time to time. For purposes of the Policy: (i) a Related Person Transaction means (1) a Transaction involving the Company in which the amount involved exceeds $120,000 in any fiscal year and a Related Person has a direct or indirect material interest and (2) any material amendment or modification to the foregoing, regardless of whether such Transaction previously has been approved in accordance with the Policy; (ii) a “Related Person” means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of MSCI or a nominee to become a director of MSCI, a person or entity that is known to be the beneficial owner of more than 5% of MSCI’s voting securities, excluding any beneficial owner that reports its ownership on Schedule 13G pursuant to Rule 13d-1(b) under the Exchange Act (5% Shareholder under the Policy) and the Immediate Family Members (as defined in the Policy) of any of the foregoing; provided, however, that the General Counsel may nevertheless determine that it would be advisable for specific transactions by beneficial owners reporting on Schedule 13G pursuant to Rule 13d-1(b) to be reviewed under the Policy; and (iii) a “Transaction” means any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, including indebtedness, guarantees of indebtedness and transactions involving employment and similar relationships. Under the Policy, the Legal and Compliance

Department, in consultation with the General Counsel and outside counsel to the extent appropriate, determines whether potential Related Person Transactions are subject to review under the Policy and/or disclosure as a Related Person Transaction under SEC rules; provided that any potential Related Person Transaction with the General Counsel will be reviewed by the Chief Executive Officer and referred to the Nominating Committee, if appropriate. If the Legal and Compliance Department and the General Counsel determine that (i) the proposed Transaction constitutes a Related Person Transaction or (ii) it would be beneficial to further review the Transaction under the Policy, then, in either case, the Transaction is referred to the Nominating Committee for approval or ratification.

Directors, director nominees and executive officers are required to report (i) relationships that are outside the ordinary course of business; (ii) employment of Immediate Family Members (as defined in the Policy); (iii) transactions that would be considered unusual for one or both of the parties; (iv) transactions that are provided on terms that may be more favorable than those available to the general public; (v) transactions where they receive compensation or other material benefits of any kind from the other entity, in whole or part, due to the creation, negotiation or approval of the transaction; (vi) transactions where they are personally involved in the creation, negotiation or approval of the transaction (other than as an employee of MSCI); and (vii) transactions where they are a more than 10% equity holder of the other entity.

In determining whether to approve a Related Person Transaction, the Nominating Committee considers all relevant facts and circumstances, including (if applicable) without limitation, the commercial reasonableness of the terms of the proposed Transaction, the benefit to the Company, the availability and/or opportunity costs of alternative Transactions, the materiality and character of the Related Person’s direct or indirect interest, and whether the Transaction would, or would be perceived to, present an improper conflict of interest for the Related Person taking into account (i) the size of the Transaction; (ii) the overall financial position of the Related Person; (iii) the direct or indirect nature of the Related Person’s interest in the Transaction; (iv) whether the Transaction is of an ongoing nature; and (v) any other relevant factors; and if the Related Person is a director (or an Immediate Family Member of a director), the impact on the director’s independence under applicable rules. Certain categories of Transactions set forth in the Policy have been determined not to be Related Person Transactions and are not subject to the Policy.

Except as the Legal and Compliance Department shall otherwise determine based on the information provided pursuant to the Policy, the following Transactions have been determined not to be Related Person Transactions:

i.	transactions between MSCI and any entity in which a Related Person has a relationship solely as a director, a less than 5% equity holder of any entity whose equity securities are publicly traded, a less than 10% holder of an entity whose equity securities are not publicly traded, or an employee (other than an executive officer) or all of these relationships;

ii.	certain compensation agreements and corporate sponsored investment opportunities approved by the Compensation Committee or Board, as applicable;

iii.	director compensation arrangements, if such arrangements have been approved by the Board;

iv.	any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis;

v.	certain transactions involving terms established on a competitive basis;

vi.

sales or licenses of products and services by the Company to a Related Person or to an entity in which a Related Person is an executive officer in the ordinary course of business and reflecting standard terms, including standard fees, subject to standard discounts prevailing at the time of the Transaction that would be offered at that time for comparable Transactions for or with unaffiliated third parties and where (x) to the extent the transaction involves an entity in which a Related Person is an executive officer: (1) the Related Person does not receive any compensation or other material benefit of any kind from the other entity due, in whole or in part, to the creation, negotiation or approval of the Transaction and (2) the Related Person is not personally involved in the creation, negotiation or approval of the Transaction and (y) the amount involved in the Transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is party to the Transaction and less than 2% of the annual consolidated revenues of the Company;

vii.	investments in financial products based on or created with the use of MSCI products; and

viii.	certain indemnification payments.

Other Business

We do not know of any matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 11, 2017. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available free of charge at www.proxyvote.com. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

ANNEX A

FREQUENTLY ASKED QUESTIONS

How do we refer to MSCI Inc. in this Proxy Statement?

We refer to MSCI Inc. as the “Company,” “MSCI,” “we,” “our” or “us” and the Board of Directors of MSCI Inc. as the “Board.” MSCI is incorporated in Delaware and its shares are listed on The New York Stock Exchange under the symbol MSCI. References to “Shares,” “shares” or “shares of our common stock” in this Proxy Statement refer to shares of our common stock, par value $0.01 per share.

What are the date, time and place of the 2017 annual meeting of shareholders?

We will hold the 2017 annual meeting of shareholders on May 11, 2017 at 2:30 P.M., Eastern Time, via the internet at www.virtualshareholdermeeting.com/MSCI2017.

In order to access the virtual annual meeting, you will be asked to provide your 12-digit control number. Instructions on how to attend and participate via the internet, including how to demonstrate proof of share ownership, are posted at www.virtualshareholdermeeting.com/MSCI2017. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Who may vote at the 2017 annual meeting of shareholders?

You can vote your shares of MSCI common stock at our 2017 annual meeting of shareholders if you were a shareholder at the close of business on March 15, 2017 (the “record date”).

As of March 15, 2017, there were 90,513,850 shares of MSCI common stock outstanding. Each share of MSCI common stock entitles you to one vote on each matter voted on at the annual meeting of shareholders.

A majority of the shares of MSCI common stock outstanding at the close of business on the record date must be present in order to hold the meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the 2017 annual meeting of shareholders if you vote through the internet at the virtual annual meeting of shareholders or properly submit your proxy prior to the 2017 annual meeting of shareholders.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we are making this Proxy Statement and our 2016 Annual Report on Form 10-K (including any amendments thereto) available to our shareholders over the internet. As a result, unless you have previously requested electronic access to our proxy materials or the receipt of paper proxy materials, you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our 2016 Annual Report on Form 10-K (including any amendments thereto) over the internet, how to request a paper or e-mail copy of these materials and how to vote by mail, telephone or via the internet. We will mail the Notice of Internet Availability of Proxy Materials on or about March 24, 2017. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares.

In addition, if you are voting online, you will be prompted to consent to receiving proxy materials electronically in future years. Choosing to receive your future proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of shareholders on the environment. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it. See “How do I sign up for electronic delivery of proxy materials?” below for further information on electing to receive proxy materials electronically.

What is the difference between holding shares as a “record holder” and as a beneficial owner of shares held in “street name”?

Record Holder. If your shares are registered directly in your name with MSCI’s transfer agent, Broadridge Corporate Issuer Solutions, Inc. (including its affiliates, “Broadridge”), you are considered a “record holder” with respect to those shares, and the Notice of Internet Availability of Proxy Materials will be sent directly to you.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account with a brokerage firm, bank, broker dealer, or other intermediary, then you are considered a beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials and other proxy materials will be forwarded to you by that intermediary. As a beneficial owner of shares held in “street name,” you have the right to direct that intermediary on how to vote the shares held in your account by following their instructions for voting. If you do not provide your brokerage firm, bank, broker dealer or other intermediary with instructions on how to vote your shares, such intermediary or intermediary nominee will be able to vote your shares only with respect to the proposal related to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2017.

How do I vote my shares?

You may direct your vote by internet, telephone or mail. Your vote must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

	If you are a shareholder of record:	If you are a beneficial holder of shares held in “street name”:

By Internet Prior to the 2017 Annual Meeting* (24 hours a day):	www.proxyvote.com	www.proxyvote.com

By Internet During the 2017 Annual Meeting* (24 hours a day):	www.virtualshareholdermeeting.com/MSCI2017	www.virtualshareholdermeeting.com/MSCI2017

By Telephone* (24 hours a day):	1-800-690-6903	Follow the voting instructions you receive from your brokerage firm, bank, broker dealer or other intermediary.

By Mail:	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717	Follow the voting instructions you receive from your brokerage firm, bank, broker dealer or other intermediary.

* While MSCI and Broadridge do not charge any fees for voting by internet or telephone, there may be related costs from other parties, such as usage charges from internet access providers and telephone companies, for which you are responsible.

How does the Board recommend that I vote and what vote is required for adoption or approval of each matter to be voted on?

Proposal No.	Proposal	Vote Required	Directors’ Recommendation
1	Election of Directors	Number of votes cast “FOR” exceeds number of votes cast “AGAINST”	FOR all nominees
2	Advisory Vote to Approve Executive Compensation (Say-on-Pay)	Majority of the total votes cast by holders of shares present through the virtual meeting or represented by proxy and entitled to vote	FOR the approval of the Executive Compensation of our NEOs
3	Advisory Vote on Frequency of Future Advisory Votes to Approve Executive Compensation	Majority of the total votes cast by holders of shares present through the virtual meeting or represented by proxy and entitled to vote	EVERY YEAR with respect to the frequency of future executive compensation votes.
4	Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of the total votes cast by holders of shares present through the virtual meeting or represented by proxy and entitled to vote	FOR the ratification of the appointment of PricewaterhouseCoopers LLP

How will my shares be voted if I do not give specific voting instructions and what are broker non-votes?

Record Holders. If you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement (e.g., “FOR” and “EVERY YEAR”) and in their discretion regarding any other matters properly presented for a vote at our 2017 annual meeting of shareholders. As of the date of this Proxy Statement, we did not know of any proposals or matters to be raised at the 2017 annual meeting of shareholders other than those presented in this Proxy Statement.

Beneficial Owners of Shares Held in “Street Name.” Broker non-voting occurs when your brokerage firm, bank, broker dealer or other intermediary has not received specific voting instructions from you with respect to shares held in “street name” and the broker does not have discretionary voting authority with respect to a proposal. If you are the beneficial owner of shares held in “street name” and you do not give instructions as to how to vote, your broker may have authority to vote your shares only on discretionary items but not on non-discretionary items, as determined by the NYSE.

•	Non-discretionary items. The following proposals are considered “non-discretionary” items: Proposal No. 1—election of directors; Proposal No. 2—approve, by non-binding vote, our executive compensation; Proposal No. 3—recommend, by non-binding vote, the frequency of future advisory votes to approve executive compensation.

•	Discretionary item. Proposal No. 4—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2017 is a “discretionary” item. NYSE member brokers that do not receive voting instructions from beneficial owners of shares held in “street name” may vote on this proposal in their discretion, subject to any voting policies adopted by the broker holding your shares.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. However, broker non-votes are not counted for purposes of Proposal Nos. 1, 2, and 3 and will therefore have no effect on the outcome of these proposals. This is because each of these proposals requires consideration of the votes cast and broker non-votes are not considered votes cast under the laws of Delaware (our state of incorporation). Therefore, if you hold your shares in an account with a brokerage firm, bank, a broker dealer or other intermediary, it is critically important that you submit your voting instructions if you want your shares to count for the non-discretionary items listed above.

Proposal No. 3 is an advisory vote on the frequency of future shareholder votes to approve our executive compensation. We may not be able to attain a majority of the votes cast for any one of the alternatives and even if a majority is achieved, the vote is non-binding. The Board intends to carefully review and consider the results for each voting alternative in Proposal No. 3 in making its determination on the frequency of future advisory votes on our executive compensation.

What are my choices for casting my vote on each matter to be voted on?

Proposal No.	Proposal	Voting Options	Effect of Abstentions
1	Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect – not counted as a “vote cast”
2	Advisory Vote to Approve Executive Compensation (Say-on-Pay)	FOR, AGAINST or ABSTAIN	No effect – not counted as a “vote cast”
3	Advisory Vote on Frequency of Future Advisory Votes to Approve Executive Compensation	EVERY YEAR, EVERY TWO YEARS, EVERY THREE YEARS or ABSTAIN	No effect – not counted as a “vote cast”
4	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR, AGAINST or ABSTAIN	No effect – not counted as a “vote cast”

What happens if a director does not receive a majority of the votes required for his or her re-election?

Under the laws of Delaware (our state of incorporation), if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” Our Bylaws also provide that, in order for an incumbent director to become a nominee of the Board, each director must submit an irrevocable resignation as director that becomes effective if (i) he or she does not receive a majority of the votes cast in an uncontested election and (ii) the Board accepts the resignation. If a director does not receive a majority of the votes cast in an uncontested election, the Nominating Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified.

How do I revoke or change my proxy?

If you are a “record holder,” you can revoke or change your proxy at any time before your shares are voted, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable, by:

•	Voting again by internet or by telephone (only your last internet or telephone proxy submitted prior to the meeting will be counted);

•	Signing and returning a new proxy card with a later date; or

•	Voting by internet while attending the virtual annual meeting (attending the annual meeting by internet does not revoke your proxy unless you vote by internet during the virtual annual meeting).

If you are a “record holder,” you may also revoke your proxy by giving written notice of revocation to c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, which must be received no later than 5:00 P.M., Eastern Time, on May 10, 2017.

If you are a beneficial owner of shares held in “street name,” you may revoke your proxy by following the instructions your brokerage firm, bank, broker dealer or other intermediary provides.

Will the 2017 annual meeting of shareholders be webcast?

Yes. You may attend the annual meeting virtually at www.virtualshareholdermeeting.com/MSCI2017, where you will be able to vote electronically and submit questions during the meeting. A webcast replay of the 2017 annual meeting of shareholders will also be archived on that website until May 11, 2018.

Will my vote be confidential?

Our Bylaws provide that your vote is confidential and will not be disclosed to any officer, director or employee of MSCI, except in certain limited circumstances such as when you request or consent to disclosure.

Where can I find the voting results of the 2017 annual meeting of shareholders?

The preliminary voting results will be announced at the 2017 annual meeting of shareholders. The final voting results will be tallied by representatives of Broadridge, our inspector of elections, and will be subsequently published by us by the filing of a Current Report on Form 8-K with the SEC shortly after the 2017 annual meeting of shareholders.

We make available free of charge, on or through our website, these reports and other information as soon as reasonably practicable following the time they are electronically filed with or furnished to the SEC. To access these reports, click on the “SEC Filings” link found on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Who will pay for the cost of the proxy solicitation?

We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our 2017 annual meeting of shareholders. Proxies may be solicited on our behalf by directors, officers, employees or agents in person or by telephone, electronic transmission and facsimile transmission. Our directors, officers and employees will receive no additional compensation for any such solicitation.

We have also hired Morrow Sodali Global, LLC (“Morrow”), 470 West Ave., Stamford, CT 06902 to assist in the distribution and solicitation of proxies. We will pay Morrow a fee of $10,000, plus reasonable expenses, for these services. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

How do I sign up for electronic delivery of proxy materials?

Shareholders can access this Proxy Statement and our 2016 Annual Report on Form 10-K via the internet at www.proxyvote.com by following the instructions outlined on the secure website. For future annual meetings of shareholders, shareholders can consent to accessing our proxy materials, including the Notice of Internet Availability of Proxy Materials, our Annual Report on Form 10-K and the Proxy Statement, electronically in lieu of receiving hard copies by mail. To receive our proxy materials electronically, you will need access to a computer and an e-mail account. If you vote through the internet at www.proxyvote.com, you will be prompted to consent to receiving proxy materials electronically in future years. To consent to electronic delivery, when prompted, you must indicate that you agree to receive such materials electronically in future years.

Shareholders that wish to revoke their request for electronic delivery may do so at any time without charge, by contacting us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by telephone at (212) 981-1090.

If you hold your shares through a brokerage firm, bank, broker dealer or other intermediary and you have not already done so, you can choose electronic delivery of our proxy materials by contacting such intermediary. You may also update your email address by contacting such intermediary.

What is householding?

Consistent with notices sent to shareholders of record sharing a single address, we will send only one copy of each of the Notice of Internet Availability of Proxy Materials, our 2016 Annual Report on Form 10-K and this Proxy Statement to that address unless we have received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of each of the Notice of Internet Availability of Proxy Materials, our 2016 Annual Report on Form 10-K or this Proxy Statement as follows:

•	Shareholders wishing to discontinue or begin householding, should contact us in writing at c/o Corporate Secretary at MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by telephone at (212) 981-1090.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

•	Any householded shareholder may request prompt delivery of a copy of each of the Notice of Internet Availability of Proxy Materials, our 2016 Annual Report on Form 10-K or the Proxy Statement, as applicable, by contacting us at (212) 981-1090 or by writing to us at Investor Relations, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or via email at investor.relations@msci.com. Instructions for requesting such materials are also included in the Notice of Internet Availability of Proxy Materials.

How can I submit a shareholder proposal at the 2018 annual meeting of shareholders?

Shareholders intending to present a proposal at the 2018 annual meeting of shareholders and have it included in next year’s Proxy Statement must submit the proposal to us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007. We must receive the proposal by no later than November 24, 2017. If we hold our 2018 annual meeting of shareholders more than 30 days before or after May 11, 2018 (the one-year anniversary date of the 2017 annual meeting of shareholders), we will disclose the new deadline by which shareholders proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform shareholders. In addition, shareholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act and with the SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Shareholders intending to present a proposal at the 2018 annual meeting of shareholders, but not to include the proposal in our Proxy Statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice from the shareholder of record of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders.

Therefore, the Company must receive notice of such a proposal or nomination for the 2018 annual meeting of shareholders no earlier than January 11, 2018 and no later than February 10, 2018. The notice must contain the information required by our Bylaws, a copy of which is available upon request to us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.

How can I submit a recommendation of a director candidate?

The Nominating Committee oversees searches for and identifies qualified individuals for membership on MSCI’s Board. See “Corporate Governance—Director Qualifications” above.

Shareholders of record may make recommendations for consideration by the Nominating Committee at any time. To recommend a director candidate for consideration by the Nominating Committee, a shareholder must submit a written notice which demonstrates that it is being submitted by a shareholder of record of MSCI and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. There is no difference in the manner in which the Nominating Committee evaluates nominees proposed by shareholders and those identified by the Nominating Committee. Shareholders must send recommendations to the Nominating Committee, c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.

How do I communicate with individual directors or the Board as a group?

Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Board at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.

How do I report issues regarding accounting, internal controls and other auditing matters?

Any communication to report potential issues regarding accounting, internal controls and other auditing matters should be marked “Personal and Confidential” and sent to MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, Attention: Chair of the Audit Committee of MSCI Inc., in care of Mr. Frederick W. Bogdan, General Counsel. Our Procedures for Submission of Ethical or Accounting Related Complaints are available on our website. To access this document, click on the “Corporate Governance” link found on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

ANNEX B

Reconciliations of Non-GAAP Financial Measures

Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Year Ended
In thousands	Dec. 31, 2016	Dec. 31, 2015	Dec. 31, 2014
Index Adjusted EBITDA	$431,478	$392,987	$349,685
Analytics Adjusted EBITDA	128,507	95,468	72,173
All Other Adjusted EBITDA	9,472	(6,758)	(13,104)

Consolidated Adjusted EBITDA	569,457	481,697	408,754

Amortization of Intangible Assets	47,033	46,910	45,877
Depreciation and Amortization of Property, Equipment and Leasehold Improvements	34,320	30,889	25,711

Operating Income	488,104	403,898	337,166
Other Expense (Income), Net	102,166	54,344	28,828
Provision for Income Taxes	125,083	119,516	109,396

Income from Continuing Operations	260,855	230,038	198,942
Income (Loss) from Discontinued Operations, Net of Income Taxes	—	(6,390)	85,171

Net Income	$260,855	$223,648	$284,113

Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and Diluted EPS

	Year Ended
In thousands, except per share data	Dec. 31, 2016	Dec. 31, 2015
Net Income	$260,855	223,648
Less: Income (loss) from discontinued operations, net of income taxes	—	(6,390)

Income from continuing operations	$260,855	$230,038
Plus: Amortization of intangible assets	47,033	46,910
Less: Gain on sale of investment	—	(6,300)
Less: Income tax effect	(15,243)	(16,039)

Adjusted net income	$292,645	$254,609

Diluted EPS	$2.70	$2.03
Less: Earnings per diluted common share from discontinued operations	—	(0.06)

Earnings per diluted common share from continuing operations	$2.70	$2.09
Plus: Amortization of intangible assets	0.49	0.43
Less: Gain on sale of investment	—	(0.06)

Less: Income tax effect	(0.16)	(0.14)

Adjusted EPS	$3.03	$2.32

Reconciliation of Adjusted EBITDA Expenses to Operating Expenses

	Year Ended
	Dec. 31, 2016	Dec. 31, 2015
Index Adjusted EBITDA expenses	$182,073	$165,977
Analytics adjusted EBITDA expenses	319,846	337,956
All Other adjusted EBITDA expenses	79,293	89,383

Consolidated adjusted EBITDA expenses	581,212	593,316

Amortization of intangible assets	47,033	46,910
Depreciation and amortization of property, equipment and leasehold improvements	34,320	30,889

Total Operating Expenses	$662,565	$671,115

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this Proxy Statement. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this Proxy Statement should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this Proxy Statement are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before income from discontinued operations, net of income taxes and the after-tax impact of the amortization of intangible assets and, at times, certain other transactions or adjustments.

“Adjusted EBITDA” is defined as net income before income (loss) from discontinued operations, net of income taxes, plus provision for income taxes, other expense (income), net, depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets.

We believe Adjusted EBITDA, Adjusted EBITDA expenses, adjusted net income and adjusted EPS are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period. We believe that the non-GAAP financial measures presented in this Proxy Statement facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, Adjusted EBITDA, adjusted net income and adjusted EPS are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

SUPPLEMENTAL INFORMATION REGARDING AGGREGATE RETENTION RATE AND RUN RATE

The Aggregate Retention Rate for a period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

The Run Rate at a particular point in time primarily represents the forward-looking revenues for the next 12 months from then-current subscriptions and investment product licenses we provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for exchange traded funds (“ETFs”), the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and for non-ETF funds, the most recent client reported assets under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

MSCI INC.

C/O BROADRIDGE

P.O. BOX 1342

BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 10, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MSCI2017
You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2017. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E00098-P74346 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

MSCI INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Henry A. Fernandez	☐	☐	☐
	1b.	Robert G. Ashe	☐	☐	☐
	1c.	Benjamin F. duPont	☐	☐	☐
	1d.	Wayne Edmunds	☐	☐	☐
	1e.	Alice W. Handy	☐	☐	☐
	1f.	Catherine R. Kinney	☐	☐	☐
	1g.	Wendy E. Lane	☐	☐	☐
	1h.	Jacques P. Perold	☐	☐	☐
	1i.	Linda H. Riefler	☐	☐	☐
	1j.	George W. Siguler	☐	☐	☐
	1k.	Patrick Tierney	☐	☐	☐
	1l.	Rodolphe M. Vallee	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:
			For	Against	Abstain
2.	To approve, by non-binding vote, our executive compensation, as described in these proxy materials.		☐	☐	☐
The Board of Directors recommends you vote Every YEAR on the following proposal:
		Every year	Every 2 years	Every 3 years	Abstain
3.	To recommend, by non-binding vote, the frequency of future advisory votes to approve executive compensation.	☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:
			For	Against	Abstain
4.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E00099-P74346

MSCI INC. Annual Meeting of Shareholders May 11, 2017 2:30 PM (EDT)

This proxy is solicited by the Board of Directors of MSCI Inc. The undersigned hereby appoints each of Cecilia Aza and Frederick W. Bogdan as proxies of the undersigned, each with full power of substitution, to represent the undersigned and to vote as designated on the reverse side of this proxy card all of the shares of common stock of MSCI Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of MSCI Inc. to be held live via the internet on May 11, 2017, at 2:30 PM (EDT), and at any adjournments or postponements thereof, upon all matters that may properly come before the meeting. You can virtually attend the meeting online by visiting www.virtualshareholdermeeting.com/MSCI2017. If no such direction is made, the proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side